SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

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☐	Soliciting Material Pursuant to §240.14a-12

LENDER PROCESSING SERVICES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Lender Processing Services, Inc.

601 Riverside Avenue
Jacksonville, Florida 32204

April 5, 2010

Dear Shareholder:

On behalf of the Board of Directors, I cordially invite you to attend the annual meeting of shareholders of Lender Processing Services, Inc. The meeting will be held on May 20, 2010 at 10:00 a.m., Eastern Daylight Time, in the Peninsular Auditorium at 601 Riverside Avenue, Jacksonville, Florida 32204. The formal Notice of Annual Meeting and Proxy Statement for this meeting are attached to this letter.

The Notice of Annual Meeting and Proxy Statement contain more information about the annual meeting, including:

•	who can vote; and

•	the different methods you can use to vote, including the telephone, Internet and traditional paper proxy card.

Whether or not you plan to attend the annual meeting, please vote by one of these outlined methods to ensure that your shares are represented and voted in accordance with your wishes. This will help us avoid the expense of sending follow-up letters to ensure that a quorum is represented at the annual meeting, and will assure that your vote is counted if you are unable to attend.

On behalf of the Board of Directors, I thank you for your cooperation.

Sincerely,

Jeffrey S. Carbiener
President and Chief Executive Officer

Lender Processing Services, Inc.

601 Riverside Avenue
Jacksonville, Florida 32204

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders of Lender Processing Services, Inc.:

Notice is hereby given that the 2010 Annual Meeting of Shareholders of Lender Processing Services, Inc. will be held on May 20, 2010 at 10:00 a.m., Eastern Daylight Time, in the Peninsular Auditorium at 601 Riverside Avenue, Jacksonville, Florida 32204 for the following purposes:

1. to elect three Class II directors to serve until the 2013 annual meeting of shareholders or until their successors are duly elected and qualified or until their earlier death, resignation or removal;

2. to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the 2010 fiscal year; and

3. to transact such other business as may properly come before the meeting or any adjournment thereof.

The Board of Directors set March 22, 2010 as the record date for the meeting. This means that owners of Lender Processing Services, Inc. common stock at the close of business on that date are entitled to:

•	receive notice of the meeting; and

•	vote at the meeting and any adjournments or postponements of the meeting.

All shareholders are cordially invited to attend the meeting in person. However, even if you plan to attend the annual meeting in person, please read these proxy materials and cast your vote on the matters that will be presented at the meeting. You may vote your shares through the Internet, by telephone, or by mailing the enclosed proxy card. Instructions for our registered shareholders are described under the question “How do I vote?” on page 2 of the proxy statement.

Sincerely,

Todd C. Johnson
Executive Vice President, General
Counsel and Corporate Secretary

Jacksonville, Florida
April 5, 2010

PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE (OR VOTE VIA TELEPHONE OR INTERNET) TO ASSURE REPRESENTATION OF YOUR SHARES.

Lender Processing Services, Inc.

601 Riverside Avenue
Jacksonville, Florida 32204

PROXY STATEMENT

The enclosed proxy is solicited by the board of directors of Lender Processing Services, Inc. (the “Company” or “LPS”) for use at the Annual Meeting of Shareholders to be held on May 20, 2010 at 10:00 a.m., Eastern Daylight Time, or at any adjournment thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Shareholders. The meeting will be held in the Peninsular Auditorium at 601 Riverside Avenue, Jacksonville, Florida 32204.

It is anticipated that such proxy, together with this proxy statement, will be first mailed on or about April 5, 2010 to all shareholders entitled to vote at the meeting.

The Company’s principal executive offices are located at 601 Riverside Avenue, Jacksonville, Florida 32204, and its telephone number at that address is (904) 854-5100.

GENERAL INFORMATION ABOUT THE COMPANY

Unless stated otherwise or the context otherwise requires, all references in this proxy statement to “us,” “we,” “our,” “LPS” or the “Company,” are to Lender Processing Services, Inc., a Delaware corporation that was incorporated in December 2007 as a wholly-owned subsidiary of FIS, and its subsidiaries; all references to “FIS,” the “former parent,” or the “holding company” are to Fidelity National Information Services, Inc., a Georgia corporation formerly known as Certegy Inc., and its subsidiaries, that owned all of LPS’s shares until July 2, 2008; all references to “former FIS” are to Fidelity National Information Services, Inc., a Delaware corporation, and its subsidiaries, prior to the Certegy merger described below; all references to “old FNF” are to Fidelity National Financial, Inc., a Delaware corporation that owned a majority of FIS’s shares through November 9, 2006; and all references to “FNF” are to Fidelity National Financial, Inc. (formerly known as Fidelity National Title Group, Inc.), formerly a subsidiary of old FNF.

Prior to July 2, 2008, the Company was a wholly-owned subsidiary of FIS. In October 2007, the board of directors of FIS approved a plan of restructuring pursuant to which FIS would spin off its lender processing services segment to its shareholders in a tax free distribution. Pursuant to this plan of restructuring, on June 16, 2008, FIS contributed to us all of its interest in the assets, liabilities, businesses and employees related to FIS’s lender processing services operations in exchange for a certain number of shares of our common stock and $1,585.0 million aggregate principal amount of our debt obligations. On July 2, 2008, FIS distributed to its shareholders a dividend of one-half share of our common stock, par value $0.0001 per share, for each issued and outstanding share of FIS common stock held on June 24, 2008, which we refer to as the “spin-off.” Also on July 2, 2008, FIS exchanged 100% of our debt obligations for a like amount of FIS’s existing Tranche B Term Loans issued under its Credit Agreement dated as of January 18, 2007. The spin-off was tax-free to FIS and its shareholders, and the debt-for-debt exchange undertaken in connection with the spin-off was tax-free to FIS.

FIS is the result of the February 2006 merger of Certegy Inc. and former FIS, which we refer to as the Certegy merger. Certegy, Inc. survived the merger and was renamed Fidelity National Information Services, Inc. Prior to the Certegy merger, former FIS was a majority-owned subsidiary of old FNF. Old FNF merged into our former parent in November 2006 as part of a reorganization, which included old FNF’s spin-off of Fidelity National Title Group, Inc. Fidelity National Title Group, Inc. was renamed Fidelity National Financial, Inc. following this reorganization, and we refer to it as FNF.

GENERAL INFORMATION ABOUT THE ANNUAL MEETING

Your shares can be voted at the annual meeting only if you vote by proxy or if you are present and vote in person. Even if you expect to attend the annual meeting, please vote by proxy to assure that your shares will be represented.

Who is entitled to vote?

All record holders of LPS common stock as of the close of business on March 22, 2010 are entitled to vote. On that day, 95,658,862 shares were issued and outstanding and eligible to vote, and there were 8,737 shareholders of record. Each share is entitled to one vote on each matter presented at the annual meeting.

What shares are covered by the proxy card?

The proxy card covers all shares held by you of record (i.e., shares registered in your name), and any shares held for your benefit in LPS’s 401(k) plan and Employee Stock Purchase Plan.

What if I am a beneficial holder rather than an owner of record?

If you hold your shares through a broker, bank, or other nominee, you will receive separate instructions from the nominee describing how to vote your shares.

How do I vote?

There are three ways to vote by proxy, other than by attending the annual meeting and voting in person:

•	by mail, using the enclosed proxy card and return envelope;

•	by telephone, using the telephone number printed on the proxy card and following the instructions on the proxy card; or

•	by Internet, using a unique password printed on your proxy card and following the instructions on the proxy card.

What does it mean to vote by proxy?

It means that you give someone else the right to vote your shares in accordance with your instructions. In this case, we are asking you to give your proxy to the Executive Chairman of our board of directors and our President and Chief Executive Officer, who are sometimes referred to as the “proxy holders.” By giving your proxy to the proxy holders, you assure that your vote will be counted even if you are unable to attend the annual meeting. If you give your proxy but do not include specific instructions on how to vote on a particular proposal described in this proxy statement, the proxy holders will vote your shares in accordance with the recommendation of the board for such proposal.

On what am I voting?

You will be asked to consider two proposals at the annual meeting.

•	Proposal No. 1 asks you to elect three Class II directors to serve until the 2013 annual meeting of shareholders.

•	Proposal No. 2 asks you to ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the 2010 fiscal year.

What happens if other matters are raised at the meeting?

Although we are not aware of any matters to be presented at the annual meeting other than those contained in the Notice of Annual Meeting, if other matters are properly raised at the meeting in accordance with the procedures specified in LPS’s certificate of incorporation and bylaws, all proxies given to the proxy holders will be voted in accordance with their best judgment.

What if I submit a proxy and later change my mind?

If you have submitted your proxy and later wish to revoke it, you may do so by doing one of the following: giving written notice to the Corporate Secretary; submitting another proxy bearing a later date (in any of the permitted forms); or casting a ballot in person at the annual meeting.

Who will count the votes?

Broadridge Investor Communications Services will serve as proxy tabulator and count the votes, and the results will be certified by the inspector of election.

How many votes must each proposal receive to be adopted?

The following votes must be received:

•	For Proposal No. 1 regarding the election of directors, the three people receiving the largest number of votes cast at the annual meeting will be elected as directors.

•	For Proposal No. 2 regarding the ratification of KPMG LLP, under Delaware law the affirmative vote of a majority of the shares present or represented by proxy and entitled to vote would be required for approval.

What constitutes a quorum?

A quorum is present if a majority of the outstanding shares of common stock entitled to vote is represented. Broker non-votes and abstentions will be counted for purposes of determining whether a quorum is present.

What are broker non-votes?

Broker non-votes occur when nominees, such as banks and brokers holding shares on behalf of beneficial owners, do not receive voting instructions from the beneficial holders at least ten days before the meeting. If that happens, the nominees may vote those shares only on matters deemed “routine” by the NYSE, such as ratification of auditors. Nominees cannot vote on non-routine matters if they do not receive voting instructions from beneficial holders, resulting in so-called “broker non-votes.” Beginning this year, the election of directors is considered a non-routine matter. Therefore, with respect to Proposal No. 1 concerning election of directors, broker non-votes will not be included in vote totals and will not affect the outcome of the vote. Please be sure to give specific voting instructions to your broker so that your vote can be counted.

What effect does an abstention have?

With respect to Proposal No. 1, abstentions or directions to withhold authority will not be included in vote totals and will not affect the outcome of the vote. For purposes of the Delaware law requirement that all proposals other than the election of directors receive the affirmative vote of a majority of the shares present or represented by proxy and entitled to vote, abstentions will have the effect of a vote against the proposals.

Who pays the cost of soliciting proxies?

We pay the cost of the solicitation of proxies, including preparing and mailing the Notice of Annual Meeting of Shareholders, this proxy statement and the proxy card. Following the mailing of this proxy statement, directors, officers and employees of the Company may solicit proxies by telephone, facsimile transmission or other personal contact. Such persons will receive no additional compensation for such services. Brokerage houses and other nominees, fiduciaries and custodians who are holders of record of shares of common stock will be requested to forward proxy soliciting material to the beneficial owners of such shares and will be reimbursed by the Company for their charges and expenses in connection therewith at customary and reasonable rates. In addition, the Company has retained Georgeson Inc. to assist in the solicitation of proxies for an estimated fee of $9,500, plus reimbursement of expenses.

What if I share a household with another shareholder?

We have adopted a procedure approved by the Securities and Exchange Commission, or SEC, called “householding.” Under this procedure, shareholders of record who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one copy of our Annual Report and Proxy Statement unless one or more of these shareholders notifies us that they wish to continue receiving individual copies. This procedure will reduce our printing costs and postage fees. Shareholders who participate in householding will continue to receive separate proxy cards. Also, householding will not in any way affect dividend check mailings. If you are eligible for householding, but you and other shareholders of record with whom you share an address currently receive multiple copies of our Annual Reports and/or Proxy Statements, or if you hold stock in more than one account, and in either case you wish to receive only a single copy of the Annual Report or Proxy Statement for your household, please contact our transfer agent, Computershare Investor Services, LLC (in writing: 2 North LaSalle Street, Chicago, Illinois 60602; or by telephone: (800) 568-3476). If you participate in householding and wish to receive a separate copy of the 2009 Annual Report or this Proxy Statement, or if you do not wish to participate in householding and prefer to receive separate copies of future Annual Reports and/or Proxy Statements, please contact Computershare Investor Services, LLC as indicated above. Beneficial shareholders can request information about householding from their banks, brokers or other holders of record. The Company hereby undertakes to deliver promptly, upon written or oral request, a separate copy of the annual report to shareholders or proxy statement, as applicable, to a Company shareholder at a shared address to which a single copy of the document was delivered.

CERTAIN INFORMATION ABOUT OUR DIRECTORS

The following paragraphs provide information as of the date of this proxy statement about each nominee for director, and each director continuing in office. The information presented includes their ages, years of service on our board, business experience and service on other public companies’ boards of directors, including any such directorships held during the past five years. We have also included information about each nominee’s and each continuing director’s specific experience, qualifications, attributes or skills that led the board to conclude, at the time we filed our proxy statement in light of our business and structure, that such nominee or continuing director should serve on our board.

Information About the Nominees for Election

The names of the nominees for election as directors of the Company and certain biographical information concerning each of them is set forth below:

			Director
Name	Position with LPS	Age(1)	Since

Jeffrey S. Carbiener	Director President and Chief Executive Officer	47	2009
Alvin R. (Pete) Carpenter	Director Lead Director, Chairman of the Corporate Governance and Nominating Committee, Member of the Compensation and Executive Committees	68	2009
John F. Farrell, Jr.	Director Member of the Audit and Corporate Governance and Nominating Committees	72	2009

(1)	As of April 1, 2010.

Jeffrey S. Carbiener.  Jeffrey S. Carbiener has served as our President and Chief Executive Officer since the spin-off and has served as our director since March 2009. He served as Executive Vice President and Chief Financial Officer of FIS from February 2006 until the spin-off, and served as the Executive Vice President and Group Executive, Check Services of Certegy from June 2001 until the time of the Certegy merger in February 2006. Prior to joining Certegy,

Mr. Carbiener served as Senior Vice President, Equifax Check Solutions, a unit of Equifax Inc., from February 1998 until June 2001. In determining that Mr. Carbiener should serve as a director, our board considered Mr. Carbiener’s deep knowledge and understanding of our operations and our industry as our Chief Executive Officer, as well as through his service with our former parent FIS, and with Certegy and Equifax. The board also believes that Mr. Carbiener’s integrity, values, and good judgment make him well-suited to serve on our board.

Alvin R. (Pete) Carpenter.  Mr. Carpenter has served as a director of our Company since April 2009. Mr. Carpenter retired from CSX Corporation (“CSX”) in February 2001, where he had served as Vice Chairman from July 1999 until his retirement. From 1962 until February 2001, he held a variety of positions with CSX, including President and Chief Executive Officer of CSX Transportation, Inc. from 1992 to July 1999, and Executive Vice President — Sales and Marketing of CSX Transportation, Inc. from 1989 to 1992. Mr. Carpenter also serves on the boards of directors of PSS World Medical, Inc., Regency Centers Corporation and Stein Mart, Inc., and previously served on the boards of Barnett Bank, Inc., Nations Bank and Florida Rock Industries, Inc. In determining that Mr. Carpenter should serve as a director, our board considered Mr. Carpenter’s extensive experience operating a complex and decentralized business organization. The board also considered Mr. Carpenter’s experience serving on the boards of banking companies, which helps him to understand our customers and industry, and his service other public company boards of directors and their committees, which we believe enhances his ability to more effectively serve on our board of directors and the committees on which he serves.

John F. Farrell, Jr.  John F. Farrell, Jr. has served as a director of our Company since March 2009. Mr. Farrell is a private investor and has been since 1997. From 1985 through 1997 he was Chairman and Chief Executive Officer of North American Mortgage Company. Mr. Farrell served on the board of directors of FNF from October 2005 until March 2009, and served on the board of old FNF from 2000 until it was merged into FIS in November 2006. In determining that Mr. Farrell should serve as a director, our board considered his long experience as chief executive of a mortgage company and the knowledge of our industry and customers that he acquired through that service. The board also considered Mr. Farrell’s historical understanding of certain of our businesses which were formerly old FNF businesses, which he acquired as a director of old FNF.

Information About Our Directors Continuing in Office

Term Expiring in 2011

			Director
Name	Position with LPS	Age(1)	Since

Lee A. Kennedy	Director Executive Chairman of the Board Member of the Executive Committee	59	2008
Philip G. Heasley	Director Member of the Compensation Committee and the Corporate Governance and Nominating Committee	60	2009

(1)	As of April 1, 2010.

Lee A. Kennedy.  Lee A. Kennedy has served as a director of our Company since May 2008, as Chairman of our Board since March 2009, and as our Executive Chairman since September 2009. Mr. Kennedy also serves as interim Chairman and Chief Executive Officer of Ceridian Corporation, a position he has held since January 2010. Mr. Kennedy served as President and Chief Executive Officer of our former parent FIS from the time of the Certegy merger in February 2006 until October 2009, and as Executive Vice Chairman of FIS from October 2009 until March 2010. Prior to the Certegy merger in February 2006, Mr. Kennedy had served as the Chief Executive Officer of Certegy since March 2001 and as the Chairman of Certegy since February 2002. Prior to that, he served as President, Chief Operating Officer and a director of Equifax Inc., a provider of consumer credit and other business information, from June 1999 until Certegy was spun off from Equifax in June 2001. Mr. Kennedy also serves on the board of directors of Ceridian Corporation, and has served on the boards of directors of FIS and Equifax Inc. in the past five years. In determining that Mr. Kennedy should serve as a director, our board considered the deep knowledge and understanding of our operations and our industry he gained as President and Chief Executive Officer of our former parent. The board also considered the perspective he would be able to bring to our board by virtue of his longtime service as a leader of a complex business organization.

Philip G. Heasley.  Philip G. Heasley has served as a director of our Company since March 2009. Mr. Heasley has served as the President and CEO of ACI Worldwide, Inc., a global provider of electronic payment solutions to financial institutions, since May 2005. From 2003 until May 2005, he served as Chairman and Chief Executive Officer of Paypower LLC. Prior to that, Mr. Heasley served as Chairman and Chief Executive Officer of First USA Bank from 2000 to 2003. Before First USA, Mr. Heasley spent 13 years in executive positions at U.S. Bancorp, including six years as Vice Chairman and two years as President and Chief Operating Officer. Mr. Heasley served on the board of directors of FNF from October 2005 until March 2009, and served on the board of old FNF from 2000 until it was merged into FIS in November 2006. Mr. Heasley also serves as a director of ACI Worldwide, Inc. and Tier Technologies, Inc., and formerly served on the boards of Kinterra, Inc. and Ohio Casualty Corporation. In determining that Mr. Heasley should serve as a director, our board considered his experience as chief executive of a company that provides technology services to financial institutions and his experience as an executive of large financial institutions, and his resulting ability to understand our customer base and the unique issues surrounding those relationships. In addition, the board considered Mr. Heasley’s historical understanding of certain of our businesses which were formerly old FNF businesses, which he acquired as a director of old FNF.

Term Expiring 2012

			Director
Name	Position with LPS	Age(1)	Since

David K. Hunt	Director Chairman of the Compensation Committee, Member of the Audit Committee	64	2010
James K. Hunt	Director Chairman of the Audit Committee, Member of the Compensation Committee	58	2008

(1)	As of April 1, 2010.

David K. Hunt.  David K. Hunt has served as a director of our Company since February 2010. Since December 2005, Mr. Hunt has been a private investor. He previously served as the non-executive Chairman of the Board of OnVantage, Inc., a provider of corporate spend management and supplier marketing technology for global professional meetings and events, from October 2004 until December 2005. Prior to that, he served as the Chairman and Chief Executive Officer of PlanSoft Corporation, an internet-based business-to-business solutions provider in the meeting and convention industry, a position he held from May 1999 to October 2004. Mr. Hunt also serves on the board of directors of FIS. In determining that Mr. Hunt should serve as a director, our board considered his long familiarity with our businesses and industry which he acquired as a director, and a member of the audit committee, of our former parent FIS. The board also considered Mr. Hunt’s board committee experience, which we believe enhances his ability to more effectively serve on the committees of our board.

James K. Hunt.  James K. Hunt has served as a director of our Company since May 2008. He served as a director of FIS from April 2006 until the spin-off date. Since May 2007, Mr. Hunt has served as Chief Executive Officer and Chief Investment Officer of THL Credit Group, L.P., a credit affiliate of Thomas H. Lee Partners, L.P. providing capital to public and private companies for growth, recapitalizations, leveraged buyouts and acquisitions. Previously, Mr. Hunt founded and was CEO and Managing Partner of Bison Capital Asset Management, LLC, a private equity firm, since 2001. Prior to founding Bison Capital, Mr. Hunt was the President of SunAmerica Corporate Finance and Executive Vice President of SunAmerica Investments (subsequently, AIG SunAmerica). Mr. Hunt also serves as a director of Primus Guaranty, Ltd., and formerly served on the board of our former parent FIS. In determining that Mr. Hunt should serve as a director, our board considered his experience in managing financial services companies and in capital markets, and his ability to understand the issues facing a company with significant leverage.

PROPOSAL NO. 1:

ELECTION OF DIRECTORS

The Certificate of Incorporation of the Company provides that our Board shall consist of not less than one nor more than fourteen directors. Our board determines the number of directors within these limits, and the current number of directors is set at seven. Our directors are divided into three classes, each class as nearly equal in number as possible. The term of office of only one class of directors expires in each year. The directors elected at this annual meeting will hold office for a term of three years or until their successors are elected and qualified.

At this annual meeting, the following persons, each of whom is a current director of the Company, have been nominated to stand for election to the Board for a three-year term expiring in 2013:

Jeffrey S. Carbiener
Alvin R. (Pete) Carpenter
John F. Farrell, Jr.

The Board believes that each of the nominees will stand for election and will serve if elected as a director.

THE BOARD RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” EACH OF THE LISTED NOMINEES.

PROPOSAL NO. 2:

RATIFICATION OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

General Information About KPMG LLP

Although shareholder ratification of the appointment of our independent registered public accounting firm is not required by our bylaws or otherwise, we are submitting the selection of KPMG LLP to our shareholders for ratification as a matter of good corporate governance practice. Even if the selection is ratified, the audit committee in its discretion may select a different independent registered public accounting firm at any time if it determines that such a change would be in the best interests of us and our shareholders. If our shareholders do not ratify the audit committee’s selection, the audit committee will take that fact into consideration, together with such other factors it deems relevant, in determining its next selection of independent registered public accounting firm.

In choosing our independent registered public accounting firm, our audit committee conducts a comprehensive review of the qualifications of those individuals who will lead and serve on the engagement team, the quality control procedures the firm has established, and any issue raised by the most recent quality control review of the firm. The review also includes matters required to be considered under the SEC rules on “Auditor Independence,” including the nature and extent of non-audit services, to ensure that they will not impair the independence of the accountants.

Representatives of KPMG LLP are expected to be present at the annual meeting. These representatives will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Principal Accounting Fees and Services

The Audit Committee has engaged KPMG LLP to audit the consolidated financial statements of the Company for the 2010 fiscal year. For services rendered to us during or in connection with our fiscal years ended December 31, 2009 and 2008, we were billed the following fees by KPMG:

	2009	2008
	(In thousands)	(In thousands)

Audit Fees	$1,475	$1,327
Audit-Related Fees	179	221
Tax Fees	—	—
All Other Fees	—	—

Audit Fees. Audit fees consisted principally of fees for the audits and other filings related to the Company’s 2009 audit, and audits of the Company’s subsidiaries required for regulatory reporting purposes, including billings for out-of-pocket expenses incurred.

Audit-Related Fees. Audit-related fees in 2009 consisted principally of fees for SAS 70 audits, including billings for out-of-pocket expenses incurred.

Tax Fees. There were no tax fees in 2009.

All Other Fees. We were not billed for any other fees in 2009.

Approval of Accountants’ Services

In accordance with the requirements of the Sarbanes-Oxley Act of 2002, all audit and audit-related work and all non-audit work performed by KPMG LLP is approved in advance by the audit committee, including the proposed fees for such work. The audit committee has adopted policies and procedures for pre-approving all work performed by KPMG. Specifically, the audit committee has pre-approved the use of KPMG for specific types of services subject to maximum amounts set by the committee. Additionally, specific pre-approval authority is delegated to our audit committee chairman, provided that the estimated fee for the proposed service does not exceed a pre-approved maximum amount set by the committee. Our audit committee chairman must report any pre-approval decisions to the audit committee at its next scheduled meeting. Any other services are required to be pre-approved by the audit committee.

THE BOARD RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE RATIFICATION OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE 2010 FISCAL YEAR.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS,
DIRECTORS AND EXECUTIVE OFFICERS

The number of our common shares beneficially owned by each individual or group is based upon information in documents filed by such person with the SEC, other publicly available information or information available to us. Percentage ownership in the following table is based on 95,658,862 shares of LPS common stock outstanding as of March 22, 2010. Unless otherwise indicated, each of the shareholders has sole voting and investment power with respect to the shares of common stock beneficially owned by that shareholder. The number of shares beneficially owned by each shareholder is determined under rules issued by the SEC.

Security Ownership of Certain Beneficial Owners

The following table sets forth information regarding beneficial ownership of our common stock by each shareholder who is known by the Company to beneficially own 5% or more of our common stock:

	Number of Shares		Percent of
Name	Beneficially Owned		Class

Blackrock, Inc.	9,893,910	(1)	10.3%
Capital World Investors	11,670,500	(2)	12.2%

(1)	According to a Schedule 13G filed January 8, 2010, Blackrock, Inc., 40 East 52nd Street, New York, New York 10022, is deemed to be the beneficial owner of 9,893,910 shares as a result of various of its subsidiaries having the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of the Company’s shares. Of those subsidiaries, only Blackrock Institutional Trust Company, N.A. is indicated as holding five percent or greater of the Company’s shares.

(2)	According to a Schedule 13G/A filed February 10, 2010, Capital World Investors, a division of Capital Research Management Company (“CRMC”), whose address is 333 South Hope Street, Los Angeles, CA 90071, is deemed to be the beneficial owner of 11,670,500 shares as a result of CRMC acting as investment advisor to various investment companies registered under Section 8 of the Investment Company Act of 1940, of which only the American Funds Insurance Series — Growth Fund is indicated as holding more than five percent of the Company’s shares.

Security Ownership of Management and Directors

The following table sets forth information regarding beneficial ownership of our common stock by:

•	each of our directors and nominees for director;

•	each of the named executive officers as defined in Item 402(a)(3) of Regulation S-K promulgated by the SEC; and

•	all of our executive officers and directors as a group.

The information is not necessarily indicative of beneficial ownership for any other purpose. The mailing address of each director and executive officer shown in the table below is c/o Lender Processing Services, Inc., 601 Riverside Avenue, Jacksonville, Florida 32204.

	Number of		Number		Percent
Name	Shares Owned		of Options(1)	Total	of Total

Jeffrey S. Carbiener	233,804		968,201	1,202,005	1.2%
Alvin R. (Pete) Carpenter	5,200		6,200	11,400	*
Francis K. Chan	48,463		135,774	184,237	*
John F. Farrell, Jr.	5,662		6,200	11,862	*
William P. Foley, II**	98,401		—	98,401	*
Philip G. Heasley	5,200		6,200	11,400	*
David K. Hunt	7,396		—	7,396	*
James K. Hunt	5,150		28,814	33,964	*
Lee A. Kennedy	42,772	(2)	51,168	93,940	*
Daniel T. Scheuble	83,242		350,935	434,177	*
Eric D. Swenson	68,634		341,179	409,813	*
All directors and officers (14 persons)**	616,011		2,147,887	2,763,898	2.8%

*	Represents less than 1% of our common stock.
**	Mr. Foley retired as an officer and director on March 15, 2009. Accordingly, his shares are not included in the shares held by all directors and officers.
(1)	Represents shares subject to stock options that are exercisable on March 22, 2010 or become exercisable within 60 days of March 22, 2010.
(2)	Included in this amount are 129 shares held by Mr. Kennedy’s children.

CERTAIN INFORMATION ABOUT OUR EXECUTIVE OFFICERS

The executive officers of the Company as of the date of this Proxy Statement are set forth in the table below. Certain biographical information with respect to those executive officers who do not also serve as directors follows the table. There are no family relationships among the executive officers, directors or nominees for director.

Name	Position with LPS	Age

Lee A. Kennedy	Executive Chairman of the Board	59
Jeffrey S. Carbiener	President and Chief Executive Officer	47
Francis K. Chan	Executive Vice President and Chief Financial Officer	40
Daniel T. Scheuble	Executive Vice President and Co-Chief Operating Officer	51
Eric D. Swenson	Executive Vice President and Co-Chief Operating Officer	50
Parag Bhansali	Executive Vice President, Corporate Development	48
Todd C. Johnson	Executive Vice President, General Counsel and Corporate Secretary	44
Joseph M. Nackashi	Executive Vice President and Chief Information Officer	46
Christopher P. Breakiron	Senior Vice President and Chief Accounting Officer	43

Francis K. Chan is our Executive Vice President and Chief Financial Officer. He served as FIS’s Senior Vice President, Chief Accounting Officer and Controller from December 2005 until the spin-off date. Mr. Chan served as Vice President, Accounting and Financial Operations of old FNF from April 2003 until December 2005, and as Controller of old FNF from 1998 until December 2005. Mr. Chan served in various other management roles with old FNF from July 1995 until 1998. Prior to that, Mr. Chan was employed by KPMG LLP.

Daniel T. Scheuble is our Executive Vice President and Co-Chief Operating Officer. He served as Executive Vice President of the Mortgage Processing Services division of FIS from April 2006 until the spin-off date. Mr. Scheuble joined former FIS in 2003 as Chief Information Officer of the Mortgage Servicing Division. Before joining former FIS, Mr. Scheuble was Chief Information Officer at GMAC Residential and prior to that, he was the Executive Vice President and Chief Information Officer of Loan Operations for HomeSide Lending.

Eric D. Swenson is our Executive Vice President and Co-Chief Operating Officer. He served as Executive Vice President of the Mortgage Information Services division of FIS from April 2006 until the spin-off date. Prior to that time, Mr. Swenson was an Executive Vice President of old FNF and served as the President of the Lender Outsourcing Division of former FIS from January 2004 until April 2006. Mr. Swenson served as President and Chief Operating Officer of Fidelity National Information Solutions, Inc., which was a majority-owned subsidiary of old FNF, from August 2001 to December 2002, and as Executive Vice President of Fidelity National Information Solutions, Inc. from December 2002 through December 2003. Prior to August 2001, Mr. Swenson was an Executive Vice President and Regional Manager with old FNF.

Parag Bhansali has served as our Executive Vice President, Corporate Development since March 2009. He previously served as our Senior Vice President, Investor Relations and Strategic Planning from February 2008 until March 2009. Prior to joining LPS in February 2008, Mr. Bhansali had served as Vice President of Finance of Rayonier Inc., a forest products company, since April 2000. Prior to that, Mr. Bhansali was with Covance Inc., a pharmaceutical research and drug development company, where he served in various positions including Vice President, Corporate Development and Strategy and Vice President, Investor Relations.

Todd C. Johnson is our Executive Vice President, General Counsel and Corporate Secretary. Until the spin-off date, he served as Assistant General Counsel and Corporate Secretary of FIS since February 2006 and of FNF since October 2005. Mr. Johnson also previously served as Assistant General Counsel and Corporate Secretary of old

FNF from July 2003 until November 2006. Prior to joining old FNF, Mr. Johnson was a partner in the Corporate and Securities practice group of Holland & Knight LLP.

Joseph M. Nackashi is our Executive Vice President and Chief Information Officer. From the time of the Certegy merger in February 2006 until the spin-off date, he served as Senior Vice President and Chief Technology Officer of FIS. Prior to that, Mr. Nackashi had served as Senior Vice President and Chief Technology Officer of former FIS and its predecessor, ALLTEL Information Services, Inc., since 2000.

Christopher P. Breakiron is our Senior Vice President and Chief Accounting Officer. He served as Vice President of Financial Planning and Analysis of FIS from February 2006 until the spin-off date. Prior to joining FIS, Mr. Breakiron had served as Senior Vice President and Controller, International Card Services of Certegy since 2002.

COMPENSATION DISCUSSION AND ANALYSIS
AND EXECUTIVE AND DIRECTOR COMPENSATION

Compensation Discussion and Analysis

The following compensation discussion and analysis may contain statements regarding corporate performance targets and goals. These targets and goals are disclosed in the limited context of our compensation programs and should not be understood to be statements of management’s expectations or estimates of results or other guidance. We specifically caution investors not to apply these statements to other contexts.

Introduction

During 2009, LPS performed very well in a difficult economic environment. Full year 2009 revenues were $2.4 billion, which represented a 29.0% increase over the prior year, and adjusted net earnings rose to $300.3 million in 2009, an increase of 30.1% over 2008. In addition, we had adjusted free cash flow of $349.2 million, which we used to reduce our debt by $262 million, complete $23 million in share repurchases and pay dividends of $38 million.

Our named executive officers for 2009 are set forth below. In this compensation discussion and analysis, we discuss the compensation objectives and decisions, and the rationale behind those decisions, relating to the compensation we provided to our named executive officers in 2009, except with respect to William P. Foley, II. Mr. Foley retired as an officer and director of our Company on March 15, 2009. As a result, he was not included in the 2009 compensation review discussed below, and we discuss only the payments he received in connection with his retirement in this compensation discussion and analysis.

Name	Position

Lee A. Kennedy	Executive Chairman of the Board*
Jeffrey S. Carbiener	President and Chief Executive Officer
Francis K. Chan	Executive Vice President and Chief Financial Officer
Daniel T. Scheuble	Executive Vice President and Co-Chief Operating Officer
Eric D. Swenson	Executive Vice President and Co-Chief Operating Officer
William P. Foley, II	Executive Chairman of the Board**

*	Mr. Kennedy was appointed non-executive Chairman on March 15, 2009, and became Executive Chairman on September 15, 2009.

**	Mr. Foley retired as an officer and director of our Company on March 15, 2009.

Objectives of our Compensation Program

Our compensation programs are designed to attract and motivate high performing executives with the objective of delivering long-term shareholder value and financial results. Retaining our key employees is also a high priority, as there is significant competition in our industry for talented managers. We think the most effective way of accomplishing these objectives is to link the compensation of our named executive officers to specific annual and long-term strategic goals, thereby aligning the interests of the executives with those of our shareholders. We believe it is important to deliver strong results for our shareholders, and we believe our practice of linking compensation with corporate performance will help us to accomplish that goal.

We link a significant portion of each named executive officer’s total annual compensation to performance goals that are intended to deliver measurable results. Executives are generally rewarded only when and if the pre-established performance goals are met or exceeded. We also believe that material stock ownership by executives assists in aligning executives’ interests with those of shareholders and strongly motivates executives to build long-term shareholder value. We structure our stock-based compensation programs to assist in creating this link. Finally, we provide our executives with total compensation that we believe is competitive relative to the compensation paid to similarly situated executives from similarly sized companies, and which is sufficient to motivate, reward and retain those individuals with the leadership abilities and skills necessary for achieving our ultimate objective: the creation of long-term shareholder value.

Role of Compensation Committee and Executive Officers in Determining Executive Compensation

Our compensation committee is responsible for approving and monitoring the compensation of all our named executive officers. Because Mr. Foley retired as our Executive Chairman in March 2009 and Mr. Kennedy was not appointed Executive Chairman until September 2009, neither of them were involved in the recommendations to our compensation committee with respect to our executives’ 2009 compensation, although we expect Mr. Kennedy to be involved in those discussions in 2010 and future years. Our President and Chief Executive Officer plays an important role in determining executive compensation levels by making recommendations to our compensation committee regarding salary adjustments and incentive awards for his direct reports. These recommendations are based on a review of an executive’s performance and job responsibilities and potential future performance. Our compensation committee may exercise its discretion in modifying any recommended salary adjustments or incentive awards for our executives. Our Executive Chairman and President and Chief Executive Officer do not make recommendations to the compensation committee with respect to their own compensation.

Establishing Executive Compensation Levels

We operate in a highly competitive industry, and compete with our peers and competitors to attract and retain highly skilled executives within that industry. In order to attract talented executives with the leadership abilities and skills necessary for building long-term shareholder value, motivate our executives to perform at a high level, reward outstanding achievement and retain our key executives over the long-term, our compensation committee sets total compensation at levels it determines to be competitive in our market.

When determining the overall compensation of our executive officers, including base salaries and annual and long-term incentive amounts, the compensation committee considers a number of factors it deems important. These factors include financial performance, individual performance, and an executive’s experience, knowledge, skills, level of responsibility and expected impact on our future success. The compensation committee also considers corporate governance principles, tax and other rules and regulations related to executive compensation, and marketplace compensation practices.

When considering marketplace compensation practices, our compensation committee considers data on base salary, annual incentive targets, long-term incentive targets and all other forms of executive compensation, and generally focuses on levels of compensation from the 50th to the 75th percentiles of market data. The marketplace research provides a point of reference for the committee, but the compensation committee ultimately makes compensation decisions based on all of the factors described above. For 2009, each element of our executives’ compensation, including base salary, target annual incentive opportunities, long-term incentive awards and benefits, was set to be within a competitive range of the peer group companies described below. The pay positioning of an individual executive is based upon his individual competencies, skills, experience and performance, as well as internal pay alignment as compared to our other executives.

Role of Compensation Consultants

To further the objectives of our compensation program, the compensation committee engaged Strategic Compensation Group, LLC, an independent compensation consultant, to conduct an annual review of our compensation programs for the named executive officers, as well as for other key executives and our board of directors. Strategic Compensation Group was selected by our compensation committee, reports directly to the committee, receives compensation only for services provided to the committee and does not provide other services to us. Strategic Compensation Group provided the compensation committee with relevant market data and alternatives to consider when making compensation decisions for our key executives, including the named executive officers.

To assist the compensation committee in determining 2009 compensation levels, Strategic Compensation Group gathered marketplace compensation data on total compensation, which consisted of annual salary, annual incentives, long-term incentives and pay mix. Strategic Compensation Group used two different marketplace data sources: (1) marketplace surveys, including a general executive compensation survey prepared by Towers Perrin that contains compensation data for 780 companies and a general survey of the compensation practices of all publicly traded companies within a revenue range of $2 billion to $3 billion, and (2) a peer group of 16 publicly-traded companies. The 16 companies were:

•	Alliance Data Systems Corp.

•	Autodesk, Inc.

•	BMC Software, Inc.

•	Broadridge Financial Solutions, Inc.

•	CACI International, Inc.

•	Cognizant Technology Solutions Corporation

•	Convergys Corporation

•	DST Systems, Inc.

•	Equifax Inc.

•	Global Payments Inc.

•	Intuit Inc.

•	Iron Mountain Inc.

•	Metavante Technologies, Inc.

•	Paychex, Inc.

•	Total System Services, Inc.

•	Verisign, Inc.

These companies are in the same general industry as us, and have comparable annual revenues or compete directly with us for revenues and/or key employees. This compensation information provided by Strategic Compensation Group provided a basis for the evaluation of total executive compensation paid to our executive officers, but many other factors were considered by our compensation committee.

Allocation of Total Compensation for 2009

We compensate our executives through a mix of base salary, annual cash incentives and long-term equity-based incentives. We also maintain standard employee benefit plans for our employees and executive officers and provide some limited perquisites. These benefits and perquisites are described later. The compensation committee generally allocates our executive officers’ compensation based on the committee’s determination of the appropriate ratio of performance-based compensation to other forms of regularly-paid compensation. In making this determination, the compensation committee considers how other companies allocate compensation based on the marketplace data provided by Strategic Compensation Group, as well as each executive’s level of responsibility, the individual skills, experience and contribution of each executive, and the ability of each executive to impact company-wide performance and create long-term shareholder value.

In 2009, our named executive officers’ compensation was allocated among annual salary, target annual cash incentives and long-term equity-based incentives, with a heavy emphasis on the at-risk, performance-based components of annual cash incentives and long-term equity-based incentives.

Target performance-based incentive compensation comprised 70% to 90% of total target compensation for our named executive officers in 2009. The compensation committee found this range to be appropriate after consideration of the factors described above. The compensation committee also believes a significant portion of an executive officer’s compensation should be allocated to equity-based compensation in order to effectively align the interests of our executives with the long-term interests of our shareholders. Consequently, for 2009, a majority of our named executive officers’ total compensation was provided in the form of nonqualified stock options and restricted stock.

When allocating Mr. Kennedy’s compensation among base salary and annual and long-term incentives, our compensation committee considered that he is not employed exclusively by us. Specifically, because Mr. Kennedy did not dedicate 100% of his time on a day-to-day basis to LPS matters, our compensation committee allocated a smaller portion of his annual compensation to base salary. Rather, because of his unique experience and contributions to our long-term strategy and success, our compensation committee heavily weighted Mr. Kennedy’s compensation toward at-risk, performance-based annual and long-term incentive opportunities.

2009 Executive Compensation Components

For 2009, the principal components of compensation for our named executive officers consisted of:

•	base salary,

•	performance-based annual cash incentive, and

•	long-term equity-based incentive awards.

We also provided our executives with certain retirement and other benefits, as well as limited perquisites, although these items are not significant components of our compensation programs.

Below is a summary of each element of our 2009 compensation programs.

Base Salary

Our compensation committee seeks to provide each of our named executive officers with a level of assured cash compensation for services rendered during the year sufficient, together with performance-based incentive awards, to motivate the executive to perform consistently at a high level. However, base salary is a relatively small component of the total compensation package, as the committee’s emphasis is on performance-based, at-risk pay. The compensation committee typically reviews salary levels at least annually as part of its performance review process, as well as in the event of promotions or other changes in executive officers’ positions.

In March 2009, our compensation committee reviewed the base salaries of our executive officers and approved increases of $50,000, $25,000 and $6,000 to Messrs. Chan’s, Scheuble’s and Swenson’s base salaries, respectively. The committee did not increase Mr. Carbiener’s base salary in 2009. In determining whether each named executive should receive an increase in his base salary, the committee considered the responsibilities of the position of each executive, his level of experience and his ability to impact company-wide performance.

In September 2009, the compensation committee approved a base salary of $250,000 for Mr. Kennedy in connection with him becoming Executive Chairman of our board. In determining Mr. Kennedy’s base salary, the committee considered Mr. Kennedy’s unique experience and ability to contribute to our long-term strategy and success, as well as the fact that he is not able to dedicate 100% of his time to LPS matters on a day-to-day basis.

Annual Performance-Based Cash Incentive

Generally, we will award annual cash incentives based upon the achievement of performance goals that are specified in the first quarter of the year. The annual incentives are provided to our executive officers under an annual incentive plan that is designed to allow the annual incentives to qualify as deductible performance-based compensation, as that term is used in Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). The annual incentive plan includes a set of performance goals that can be used in setting incentive awards under the plan. We use the annual incentive plan to provide a material portion of the executives’ total compensation in the form of at-risk, performance-based pay.

In the first quarter of 2009, annual incentive award targets were established by the compensation committee as described above for our named executive officers other than Mr. Kennedy (who was our non-executive Chairman at that time) as a percentage of the individual’s base salary. The annual incentive targets were set in accordance with their respective employment agreements, which are described below. Mr. Carbiener’s target was 150% of base salary, Mr. Chan’s target was 100% of base salary, and Messrs. Scheuble’s and Swenson’s targets were 125% of their respective base salaries. In setting the targets in our executives’ employment agreements, the committee considered the executive’s position within our organization, level of responsibility and ability to impact company-wide performance and create long-term shareholder value. In connection with Mr. Kennedy becoming Executive Chairman in September 2009, the committee set his target at 100% of base salary after consideration of his position within our organization and his unique experience and ability to impact our long-term strategy and success.

Actual payout under the annual incentive plan can range from one-half to two times the target incentive opportunity, depending on achievement of the pre-established goals described below. However, no annual incentive payments may be paid to an executive officer if the minimum performance levels set by the compensation committee are not met. Minimum performance levels were established to challenge executive officers while providing reasonable opportunities for achievement. Maximum performance levels were established to encourage performance beyond the target levels while placing limits on the annual incentive awards to avoid excessive compensation. The ranges of possible payments under our annual incentive plan are set forth in the Grants of Plan-Based Awards table under the column Estimated Possible Payouts Under Non-Equity Incentive Plan Awards.

During the first quarter of 2009, our compensation committee also established performance goals for 2009 relating to the incentive targets described above and set a threshold performance level that needed to be achieved before any awards could be paid. These performance goals were specific, objective quantitative measures, and our compensation committee did not retain discretion to increase the amount of the incentive awards, but did retain discretion to reduce such amounts.

Annual incentive awards for 2009 for our named executive officers were based on meeting objectives for target revenue (target of $2,058.2 million), weighted at 40% of the annual incentive target; target adjusted net earnings (target of $256.1 million), weighted at 40% of the annual incentive target; and free cash flow (target of $245.0 million), weighted at 20% of the annual incentive target. However, in the event that the Company’s 2009 adjusted net earnings fell short of the adjusted net earnings threshold set by the committee of $248.6 million, the committee had discretion to reduce the executives’ awards under the annual incentive plan to zero regardless of our 2009 revenue and free cash flow results.

These three measures are key measures in evaluating the performance of our business. Revenue was selected as a performance goal with the intent of focusing our executives on achieving our revenue growth objectives. The committee believes that revenue is an important measure of financial success that is clearly understood by both our executives and our shareholders. Adjusted net earnings (net earnings adjusted for the impact of certain non-recurring adjustments, if applicable, plus the after-tax purchase price amortization of intangible assets added through acquisitions) and adjusted free cash flow (net cash provided by operating activities less additions to property, equipment and computer software, as well as non-recurring adjustments, if applicable) were selected because they measure our operating strength and management’s ability to operate the Company efficiently.

When approving the 2009 targets, the committee determined that final calculations would be subject to adjustment for federal and state regulatory actions, acquisitions, divestitures, major restructuring charges, significant changes in revenue mix and non-budgeted discontinued operations. Our results relating to the 2009 performance goals exceeded the maximum level with respect to each of the objectives. For 2009, revenue was $2,366.3 million, adjusted net earnings was $300.0 million and free cash flow was $348.9 million (in each case, as adjusted in accordance with the 2009 performance goals). Accordingly, the incentive awards earned by our named executive officers for 2009 were at the maximum levels. The annual incentive amounts earned under the annual incentive plan were approved by our compensation committee and are reported in the Summary Compensation Table under the column Non-Equity Incentive Plan Compensation.

In addition, in September 2009, our compensation committee approved a one-time discretionary bonus of $100,000 for Mr. Kennedy. The bonus was paid in recognition of the additional responsibilities he would assume in his role of Executive Chairman, and is reported in the Summary Compensation Table under the Bonus column.

In February 2009, our compensation committee approved a discretionary bonus equal to 10% of each executive’s base salary. The bonus was paid in recognition of our outstanding performance in 2008 with respect to free cash flow, which was not included in the performance measures evaluated under the annual incentive plan with respect to 2008 performance, in recognition of the success of the spin-off and to encourage continued success in 2009. The amounts of the discretionary bonuses are reported in the Summary Compensation Table under the Bonus column.

Long-Term Equity Incentive Awards

We use our Lender Processing Services, Inc. 2008 Omnibus Incentive Plan, or the omnibus plan, for long-term incentive awards. Our long-term incentive awards are generally made to management-level employees, including our executives, who have an ability to impact our long-term results. All long-term incentive awards made under the omnibus plan are approved by the compensation committee. Generally, the committee will consider annual long-term incentive awards in the second or third quarter of each year, although the committee may make grants with respect to new hires or promotions, in recognition of special achievements or for retention purposes at any time. The compensation committee regularly reviews the dilutive impact of our long-term incentive awards on our shareholders.

Awards under the omnibus plan are granted on the date they are approved by the committee, and the exercise price for stock options awarded under the omnibus plan is the closing price of our common stock on the NYSE on the date of grant. The omnibus plan does not permit us to amend the terms of previously granted options to reduce the exercise price per share (except in the case of certain equity restructurings or other changes in our capitalization) or to cancel outstanding options and grant substitute options with a lower exercise price per share. Moreover, the omnibus plan does not permit us to purchase outstanding underwater options from participants for cash. A description of the omnibus plan can be found under the heading “Stock Incentive Plans” following the Grants of Plan-Based Awards table.

In 2009, we used a combination of nonqualified stock options and restricted stock to provide long-term incentives to our executive officers. Our compensation committee believes stock options and restricted stock assist in its goal of creating long-term shareholder value by linking the interests of our named executive officers, who are in positions to directly influence shareholder value, with the interests of our shareholders, and should constitute a significant portion of our named executive officers’ total compensation. We also believe these awards aid in retention, because the executive must remain with us until the awards fully vest.

In May 2009, our compensation committee approved grants of nonqualified stock options and restricted stock to each of our named executive officers pursuant to the omnibus plan. Our compensation committee considers several factors when determining award levels, and ultimately uses its judgment when making individual grants. The factors the committee considers include the following:

•	the executive’s level of responsibility and potential to influence Company performance;

•	the executive’s level of experience and skills;

•	an analysis of competitive marketplace compensation data provided to the committee by Strategic Compensation Group;

•	our current business environment, objectives and strategy; and

•	the need to retain and motivate our executives.

The stock options awarded by the committee in 2009 have an exercise price equal to the fair market value of a share of our common stock on the date of grant, vest proportionately each year over three years based on continued employment with us, and have a seven-year term. The restricted stock awarded in 2009 vests proportionately each year over three years based on the executive’s continued employment with us, and dividends are payable on restricted shares granted in 2009 and prior years in the same manner as they are payable to our other shareholders. Further details concerning the stock option and restricted stock awards made to our named executive officers in 2009, including the number of options and restricted shares awarded and the exercise price of the options, are provided in the Grants of Plan-Based Awards table and the related footnotes.

In March 2010, our compensation committee adopted several new policies with respect to our long-term incentive awards. First, the committee approved a policy that our annual stock option and restricted stock awards will utilize a vesting schedule of not less than three years. Second, the committee adopted a policy that dividends on restricted shares granted in the future will be accrued during the restricted period, and will be paid only if and when the restricted shares vest. Finally, our compensation committee also approved a mandatory holding period of six months following vesting for one-half of the shares of our common stock acquired by our named executive officers through a restricted share grant.

Retirement and Employee Benefit Plans

We provide retirement and other benefits to our employees under a number of compensation and benefit plans. Our named executive officers generally participate in the same compensation and benefit plans as our other executives and employees. All employees in the United States, including our named executive officers, are eligible to participate in our 401(k) plan and our Employee Stock Purchase Plan, or ESPP. In addition, our named executive officers generally participate in the same health and welfare plans as our other employees. Mr. Carbiener also continues to participate in the LPS split dollar plan, and the LPS special plan, which are described below.

Executive Life and Supplemental Retirement Benefit Plan and Special Supplemental Executive Retirement Plan

Following the spin-off, Mr. Carbiener retained death benefits under the FIS Executive Life and Supplemental Retirement Benefit Plan, which obligations we subsequently assumed solely with respect to Mr. Carbiener. We refer to this plan as the LPS split dollar plan. The purpose of the LPS split dollar plan is to reward executives for their service to the company and to provide an incentive for future service and loyalty. The plan provides benefits through life insurance policies on the lives of participants. However, as a result of amendments made to the plan to comply with applicable law resulting from the Sarbanes-Oxley Act of 2002, the LPS split dollar plan does not provide Mr. Carbiener with a deferred cash accumulation benefit.

Prior to the spin-off, to replace the lost cash accumulation benefits, FIS adopted the FIS Special Supplemental Executive Retirement Plan. Following the spin-off, we assumed the obligations under this plan with respect to Mr. Carbiener, which we refer to as the LPS special plan. The LPS special plan provides participants with a benefit opportunity comparable to the deferred cash accumulation benefit opportunity that would have been available had they been able to continue participation in the split dollar plan. Information regarding Mr. Carbiener’s continuing benefits under the LPS special plan, as well as the material terms of the LPS special plan and the LPS split dollar plan, can be found in the Nonqualified Deferred Compensation table and accompanying narrative. Mr. Carbiener is the only participant in both the LPS split dollar plan and the LPS special plan, and we do not maintain any other supplemental plans.

401(k) Plan

We sponsor a defined contribution savings plan that is intended to be qualified under Section 401(a) of the Internal Revenue Code. The plan contains a cash or deferred arrangement under Section 401(k) of the Internal

Revenue Code, as well as an employee stock ownership plan feature. Participating employees may contribute up to 40% of their eligible compensation, but not more than statutory limits (generally $16,500 in 2009). We contribute an amount equal to 50% of each participant’s voluntary contributions under the plan, up to a maximum of 6% of eligible compensation for each participant.

A participant may receive the value of his or her vested account balance upon termination of employment. A participant is always 100% vested in his or her voluntary contributions. Vesting in matching contributions occurs on a pro rata basis over an employee’s first three years of employment with the Company.

Deferred Compensation Plans

We also provide our named executive officers, as well as other key employees, with the opportunity to defer receipt of their compensation under a non-qualified deferred compensation plan. Mr. Chan is the only named executive officer who has deferred compensation under the plan. A description of the plan and information regarding Mr. Chan’s deferrals under the plan can be found in the Nonqualified Deferred Compensation table and accompanying narrative.

Employee Stock Purchase Plan

We sponsor an Employee Stock Purchase Plan, or ESPP, which provides a program through which our executives and employees can purchase shares of our common stock through payroll deductions and through matching employer contributions. Participants may elect to contribute between 3% and 15% of their salary into the ESPP through payroll deduction. At the end of each calendar quarter, we make a matching contribution to the account of each participant who has been continuously employed by us or a participating subsidiary for the last four calendar quarters. For most employees, matching contributions are equal to 1/3 of the amount contributed during the quarter that is one year earlier than the quarter in which the matching contribution is made. For certain officers, including our named executive officers, and for employees who have completed at least ten consecutive years of employment with us, the matching contribution is 1/2 of such amount. The matching contributions, together with the employee deferrals, are used to purchase shares of our common stock on the open market. The ESPP was approved by FIS, as our former parent, prior to the spin-off.

Health and Welfare Benefits

We sponsor various broad-based health and welfare benefit plans for our employees. Certain executives, including the named executive officers, are provided with additional life insurance. The taxable portion of the premiums on this additional life insurance is reflected in the Summary Compensation Table under the column All Other Compensation and the related footnote.

Perquisites and Other Benefits

We provide few perquisites to our executives.  In general, the perquisites provided are intended to help our executives be more productive and efficient and to protect us and the executive from certain business risks and potential threats. In 2009, certain executive officers received the following perquisites: personal use of corporate airplane and car allowance. We stopped providing car allowances in March 2009. Further detail regarding executive perquisites in 2009 can be found in the Summary Compensation Table under the column All Other Compensation and the related footnote.

Our compensation committee recently determined to provide our executives with a financial and tax planning benefit of up to $15,000 per year. The executive may use a provider with which the Company has negotiated rates, or a provider of their own choosing. The committee approved the benefit in order to assist our executives with the difficulties of devoting sufficient time to fulfill their job responsibilities while successfully dealing with their personal financial issues. The compensation committee regularly reviews the perquisites provided to our executive officers and believes they are reasonable and within market practice.

Post-Termination Compensation and Benefits

We have entered into employment agreements with each of our named executive officers. These agreements provide us and the executives with certain rights and obligations following a termination of employment, and in some instances, following a change in control. We believe these agreements are necessary to protect our legitimate business interests, as well as to protect the executives in the event of certain termination scenarios. A description of the material terms of Messrs. Kennedy’s, Carbiener’s, Chan’s, Scheuble’s and Swenson’s employment agreements can be found in the narrative following the Grants of Plan-Based Awards table and in the Potential Payments Upon Termination or Change in Control section.

In May 2009, our compensation committee adopted a policy stating that we will not enter into future new employment agreements, or materially amended employment agreements, with our named executive officers that include any excise tax gross-up provisions with respect to payments contingent upon a change in control. In December 2009, we entered into amended and restated employment agreements with each of Messrs. Carbiener, Chan, Scheuble and Swenson that, among other things, eliminated the provisions in their respective employment agreements that provided for a tax gross-up. Mr. Kennedy’s employment agreement, which we entered into in March 2010, does not include a tax gross-up provision.

William P. Foley, II served as our executive Chairman of the Board until his retirement as an officer and director on March 15, 2009. Prior to his retirement, Mr. Foley received an annual salary of $250,000, and was eligible to participate in the same compensation and benefit plans as our other executives and employees. Because of his retirement, Mr. Foley was not eligible to participate in the annual incentive plan and did not receive a long-term incentive award in 2009.

In connection with his retirement, our compensation committee approved a separation payment to Mr. Foley in the amount of $6,000,000, payable in cash as a lump sum upon Mr. Foley’s retirement. The compensation committee also approved the acceleration of vesting of all of the restricted shares of LPS common stock held by Mr. Foley effective as of March 15, 2009. Mr. Foley held 81,148 shares of restricted LPS common stock with a market value of $2,274,578 based on the closing price of our common stock of $28.03 on March 13, 2009 (the last day of trading prior to Mr. Foley’s retirement). Mr. Foley forfeited 508,035 stock options in connection with his retirement, which represented all of his unvested stock options. Mr. Foley’s stock options that were vested prior to his retirement remained exerciseable or expired in accordance with the terms of the omnibus plan and the related award agreements. Based upon the closing price of our common stock on March 13, 2009, Mr. Foley held vested stock options with a market value of $462,828 upon his retirement. As of March 22, 2010, Mr. Foley had no remaining LPS stock options available for exercise.

Stock Ownership Guidelines

We established formal stock ownership guidelines in August 2008 for all corporate officers, including the named executive officers, and members of our board, to encourage such individuals to hold a multiple of their base salary (or annual retainer) in our common stock. The guidelines call for an executive or director to reach the ownership multiple within four years. Shares of restricted stock and unrealized gain on stock options count toward meeting the guidelines. The guidelines, including those applicable to non-employee directors, are as follows:

Minimum
Position	Aggregate Value

Chairman and CEO	5 × base salary
Other Officers	2 × base salary
Members of the Board	5 × annual retainer

As of December 31, 2009, Messrs. Kennedy, Carbiener, Chan, Scheuble and Swenson met the requirements of the stock ownership guidelines. The compensation committee may consider the guidelines and an executive’s satisfaction of such guidelines in determining executive compensation.

Executive Compensation Recoupment

In the event of a material restatement of our financial results, our board of directors will review the facts and circumstances that led to the restatement and will take such action as it may deem appropriate. The board will consider whether any executive officer received compensation based on the original financial statements because it appeared he or she achieved financial performance targets that, based upon the restatement, were not actually achieved. The board will also consider the accountability of any named executive officer whose acts or omissions were responsible in whole or in part for the events that led to the restatement and whether such actions or omissions constituted misconduct. The actions the board might take against a particular executive officer in such an event, depending on all facts and circumstances as determined during its review, include the pursuit of recoupment of all or part of any bonus or other compensation paid to the executive officer that was based upon achievement of financial results that were subsequently restated, disciplinary actions (up to and including termination), and/or the pursuit of other available remedies. In order to better protect the Company in such circumstances, our compensation committee included in our 2010 annual incentive program the ability to recoup an executive’s bonus upon a finding of fraud, a restatement of results, or in the event of certain errors or omissions.

Tax and Accounting Considerations

The compensation committee considers the impact of tax and accounting treatment when determining executive compensation.

Section 162(m) of the Internal Revenue Code places a limit of $1,000,000 on the amount that can be deducted in any one year for compensation paid to certain executive officers. There is, however, an exception for certain performance-based compensation. The compensation committee takes the deduction limitation under Section 162(m) into account when structuring and approving awards under our annual incentive plan and omnibus plan. Compensation paid under our annual incentive plan and awards granted under the omnibus plan are generally intended to qualify as performance-based compensation. However, in certain situations, the compensation committee may approve compensation that will not meet these requirements.

The compensation committee also considers accounting impact when structuring and approving awards. We account for stock-based payments, including stock option grants, in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, Compensation — Stock Compensation.

All non-qualified pension and other benefits have been modified to be in full compliance with the American Jobs Creation Act of 2004, which imposes tax penalties unless the form and timing of distributions are fixed to eliminate executive and company discretion.

Compensation Committee Report

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management, and the compensation committee recommended to the board that the Compensation Discussion and Analysis be included in this Proxy Statement.

THE COMPENSATION COMMITTEE

David K. Hunt, Chairman
Alvin R. (Pete) Carpenter
Philip G. Heasley
James K. Hunt

Executive Compensation

The following table sets forth information concerning the 2009, 2008 and 2007 cash and non-cash compensation awarded to or earned by our named executive officers. The 2008 and 2007 compensation for Mr. Kennedy is not shown because he was a non-employee director prior to September 15, 2009. The information in this table includes compensation earned by the individuals for services to LPS, or to FIS while LPS was still an operating segment of FIS. The amounts we report for 2008 and 2007 reflect all of the compensation paid by FIS, whether or not allocable to services provided to us, except with respect to Mr. Foley’s 2008 compensation. Because Mr. Foley continued to serve as an executive officer of FIS following the spin-off, the 2008 amounts we report for him reflect only (i) the portion of Mr. Foley’s salary paid by FIS prior to the spin-off that was allocated to services performed on behalf of LPS, (ii) compensation earned by Mr. Foley with respect to services provided to LPS following the spin-off, and (iii) the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 with respect to (a) Mr. Foley’s FIS options and restricted stock granted in 2008 that were converted to LPS options and restricted stock in the spin-off, and (b) his LPS options and restricted stock that were granted in 2008 following the spin-off. The amounts of compensation shown below do not necessarily reflect the compensation such person will receive in the future, which could be higher or lower.

Summary Compensation Table

							Change in
						Non-Equity	Pension
						Incentive	Value and
						Plan	Nonqualified
				Stock	Option	Compensation	Deferred	All Other
	Fiscal	Salary	Bonus	Awards	Awards	Earnings	Compensation	Compensation	Total
Name and Principal Position	Year	($)(1)	($)(2)	($)(3)	($)(4)	($)(5)	Earnings	($)(6)	($)

Lee A. Kennedy*	2009	72,917	100,000	1,134,800	1,203,529	500,000	—	59,420	3,070,665
Executive Chairman of the Board
Jeffrey S. Carbiener	2009	850,000	—	3,205,810	3,361,581	2,550,000	—	74,176	10,041,567
President and Chief	2008	660,833	85,000	3,004,208	2,138,050	2,040,893	—	33,698	7,962,682
Executive Officer	2007	485,897	—	250,030	3,855,063	375,887	(18,347)	14,888	4,963,418
Francis K. Chan	2009	400,000	—	680,880	722,117	800,000	—	43,318	2,646,315
Executive Vice President	2008	332,520	35,000	592,300	427,610	560,245	—	29,648	1,977,322
and Chief Financial Officer	2007	259,375	—	—	481,883	68,143	—	24,019	765,276
Daniel T. Scheuble	2009	515,000	—	1,191,540	1,245,030	1,287,500	—	65,156	4,304,226
Executive Vice President	2008	466,094	49,000	1,281,501	855,220	980,429	—	47,136	3,679,380
and Co-Chief Operating Officer	2007	425,000	—	—	2,570,042	224,213	—	12,385	3,007,426
Eric D. Swenson	2009	544,500	—	1,191,540	1,245,030	1,365,000	—	73,461	4,419,531
Executive Vice President	2008	516,823	54,000	1,312,492	855,220	1,080,473	—	58,940	3,877,948
and Co-Chief Operating Officer	2007	497,740	—	—	2,570,042	250,591	—	51,975	3,370,348
William P. Foley, II**	2009	57,292	—	—	—	—	—	6,008,353	6,065,645
Chairman of the Board	2008	331,322	27,500	2,926,713	2,137,500	440,193	—	51,376	5,914,604
	2007	537,500	—	—	7,710,120	913,913	—	187,253	9,348,786

*	Mr. Kennedy was appointed Executive Chairman of the Board on September 15, 2009. Prior to that, Mr. Kennedy served as a non-employee director from May 2008 until March 15, 2009, and as non-executive Chairman of the Board from March 15, 2009 until his appointment as Executive Chairman.

**	Mr. Foley retired as an officer and director of LPS effective March 15, 2009.

(1)	Amounts shown are not reduced to reflect the named executive officers’ elections, if any, to defer receipt of salary into our 401(k) plan, ESPP or non-qualified deferred compensation plan. Mr. Foley’s 2008 base salary includes amounts paid by LPS following the spin-off as well as the portion of Mr. Foley’s salary paid by FIS prior to the spin-off which was allocated to services performed on behalf of LPS.

(2)	With respect to Mr. Kennedy, reflects a one-time discretionary bonus paid in 2009 in recognition of the additional responsibilities he would assume in his role of Executive Chairman of the Board. With respect to all other named executive officers, represents a discretionary bonus paid in 2009 in recognition of the Company’s performance in 2008 with respect to free cash flow, in recognition of the success of the spin-off and to encourage continued success in 2009.

(3)	Represents the aggregate grant date fair value of restricted stock awards granted by LPS in fiscal year 2009, by LPS and FIS in fiscal year 2008, and by FIS in fiscal year 2007, computed in accordance with FASB ASC Topic 718. With respect to Mr. Carbiener, 2007 amounts include the aggregate grant date fair value, computed in accordance with FASB ASC Topic 718, of a restricted stock award granted by FIS as a merit bonus in 2007. In connection with Mr. Foley’s retirement on March 15, 2009, the compensation committee approved the vesting of 81,148 shares of restricted LPS common stock, which represented all restricted stock held by Mr. Foley. There was no incremental fair value associated with the vesting of Mr. Foley’s restricted shares.

(4)	Represents the aggregate grant date fair value of stock option awards granted by LPS in fiscal year 2009, by LPS and FIS in fiscal year 2008, and by FIS in fiscal year 2007. Assumptions used in the calculation of these amounts are included in Note 11 to our consolidated financial statements for the year ended December 31, 2009 included in our Annual Report on Form 10-K filed with the SEC on February 23, 2010.

(5)	Represents amounts paid pursuant to our annual incentive plan which were earned in 2009 and paid in 2010, earned in 2008 and paid in 2009, and amounts paid pursuant to FIS’s annual incentive plan which were earned in 2007 and paid in 2008.

(6)	Amounts shown for 2009 include matching contributions to our 401(k) plan and employee stock purchase plan; dividends paid on restricted stock; life insurance premiums paid by LPS; dividends from the split dollar plan, which are reinvested in the plan; personal use of a company airplane (which is calculated based upon the per seat hourly cost of operating the airplane and the number of hours of personal usage by each executive); and car allowance. In addition, includes the retainers and meeting fees paid to Mr. Kennedy with respect to his service as a non-employee director from January 1, 2009 until September 15, 2009, and a separation payment made to Mr. Foley in connection with his retirement as an officer and director of our Company on March 15, 2009.

	Kennedy	Carbiener	Chan	Scheuble	Swenson	Foley

401(k) Matching Contributions	$469	$7,350	$7,350	$7,350	$7,350	—
ESPP Matching Contributions	—	—	23,298	33,738	37,543	—
Restricted Stock Dividends	13,020	61,021	12,580	23,861	24,021	8,115
Life Insurance Premiums	97	135	90	207	207	238
Dividends from Split Dollar Plan	—	5,670	—	—	—	—
Personal Airplane Use	—	—	—	—	2,840	—
Car Allowance	—	—	—	—	1,500	—
Non-Employee Director Fees	45,834	—	—	—	—	—
Separation Payment	—	—	—	—	—	6,000,000

Grants of Plan-Based Awards

The following table sets forth information concerning long-term incentive awards granted to the named executive officers by LPS during the fiscal year ended December 31, 2009, and (iii) non-equity incentive plan awards granted to the named executive officers by LPS during the fiscal year ended December 31, 2009. Because Mr. Foley retired as an officer and a director of the Company on March 15, 2009, he did not receive any long-term incentive plan or non-equity incentive plan awards in 2009 and is not included in the table.

					All Other	All Other
					Stock	Option
					Awards:	Awards:		Grant Date
		Estimated Possible Payouts			Number of	Number of	Exercise or	Fair Value of
		Under Non-Equity Incentive			Shares of	Securities	Base Price of	Stock and
		Plan Awards(1)			Stock or	Underlying	Option	Option
	Grant	Threshold	Target	Maximum	Units	Options	Awards	Awards
Name	Date	($)	($)	($)	(#)(2)	(#)(3)	($)	($)(4)

Lee A. Kennedy	5/14/2009	—	—	—	40,000	—	—	1,134,800
	5/14/2009	—	—	—	—	145,000	28.37	1,203,529
	N/A	125,000	250,000	500,000	—	—	—	—
Jeffrey S. Carbiener	5/14/2009	—	—	—	113,000	—	—	3,205,810
	5/14/2009	—	—	—	—	405,000	28.37	3,361,581
	N/A	637,500	1,275,000	2,550,000	—	—	—	—
Francis K. Chan	5/14/2009	—	—	—	24,000	—	—	680,880
	5/14/2009	—	—	—	—	87,000	28.37	722,117
	N/A	200,000	400,000	800,000	—	—	—	—
Daniel T. Scheuble	5/14/2009	—	—	—	42,000	—	—	1,191,540
	5/14/2009	—	—	—	—	150,000	28.37	1,245,030
	N/A	321,875	643,750	1,287,500	—	—	—	—
Eric D. Swenson	5/14/2009	—	—	—	42,000	—	—	1,191,540
	5/14/2009	—	—	—	—	150,000	28.37	1,245,030
	N/A	341,250	682,500	1,365,000	—	—	—	—

(1)	The amounts shown in the Threshold column reflect the minimum payment level under the LPS annual incentive plan, which is 50% of the target amount shown in the Target column. The amount shown in the Maximum column is 200% of such target amount.

(2)	Amounts reflect the number of shares of restricted stock granted under the omnibus plan on May 14, 2009, which vest ratably over three years on the anniversary of the date of grant.

(3)	Amounts reflect the number of stock options granted to each named executive officer under the omnibus plan on May 14, 2009. The options vest ratably over three years on the anniversary of the date of grant.

(4)	The grant date fair value of the options granted on May 14, 2009 was determined based upon a grant date fair value per option of $8.30. The grant date fair value of the shares of restricted stock granted on May 14, 2009 was determined based upon the closing price of $28.37 per share on the date of grant.

Employment Agreements

In December 2009, we entered into amended and restated employment agreements with certain of our senior executives, including Messrs. Carbiener, Chan, Scheuble and Swenson. The primary purposes of the new agreements were (i) to extend the term of the agreement to December 31, 2012; (ii) to eliminate the provisions in the agreements which provided for a tax gross-up in the event that the total payments and benefits made under the agreements or under other plans or arrangements between the Company and the executive were subject to the federal excise tax on parachute payments; (iii) to eliminate the requirement that the executive be employed on the annual bonus payment date in order to receive an earned and accrued bonus payment with respect to performance in the preceding year under the Company’s annual incentive plan; and (iv) to eliminate an exception to the non-competition provisions of the agreements which allowed the executive to work for certain former affiliates of the Company.

Otherwise, the amended and restated agreements are substantially similar to the employment agreements entered into between the executives and us in August 2008. The agreements provide for automatic annual extensions following the initial three-year term unless either party provides timely notice that the term should not be extended. Each named executive officer’s employment agreement provides that he is entitled to supplemental disability insurance sufficient to provide at least 2/3 of his pre-disability base salary, and that the executive and his eligible dependents are entitled to medical and other insurance coverage we provide to our other top executives as a group. The agreements further provide that the executive is eligible to receive equity grants under our equity incentive plans, as determined by our compensation committee.

In March 2010, Mr. Kennedy entered into an employment agreement with us that is substantially similar to the agreements described above.

Lee A. Kennedy

Mr. Kennedy’s employment agreement provides that he will serve as the Company’s Executive Chairman of the Board of Directors, and will receive a minimum annual base salary of $250,000. The agreement further provides that Mr. Kennedy’s annual cash bonus target under our annual incentive plan will be 100% of his base salary, with higher or lower amounts payable depending on performance relative to targeted results.

Jeffrey S. Carbiener

Mr. Carbiener’s employment agreement provides that he will serve as the Company’s President and Chief Executive Officer, and will receive a minimum annual base salary of $850,000. The agreement further provides that Mr. Carbiener’s annual cash bonus target under our annual incentive plan will be 150% of his base salary, with higher or lower amounts payable depending on performance relative to targeted results.

Francis K. Chan

Mr. Chan’s employment agreement provides that he will serve as the Company’s Executive Vice President and Chief Financial Officer, and will receive a minimum annual base salary of $350,000. Under his employment agreement, Mr. Chan’s annual cash bonus target under our annual incentive plan will be 100% of his base salary, with higher or lower amounts payable depending on performance relative to targeted results.

Daniel T. Scheuble

Mr. Scheuble’s employment agreement provides that he will serve as Executive Vice President and Co-Chief Operating Officer of the Company, and that Mr. Scheuble will receive a minimum annual base salary of $490,000. Under his employment agreement, Mr. Scheuble’s annual cash bonus target under our annual incentive plan will be 125% of his base salary, with higher or lower amounts payable depending on performance relative to targeted results.

Eric D. Swenson

Mr. Swenson’s employment agreement provides that he will serve as Executive Vice President and Co-Chief Operating Officer of the Company, and that Mr. Swenson will receive a minimum annual base salary of $540,000. Under his employment agreement, Mr. Swenson’s annual cash bonus target under our annual incentive plan will be 125% of his base salary, with higher or lower amounts payable depending on performance relative to targeted results.

Each named executive officer’s employment agreement contains provisions related to the payment of benefits upon certain termination events. The details of these provisions are set forth in the “Potential Payments Upon Termination or Change in Control” section.

Stock Incentive Plans

Omnibus Plan

We used the Lender Processing Services, Inc. 2008 Omnibus Incentive Plan, or omnibus plan, for long-term incentive compensation of our executive officers in 2009. The omnibus plan is administered by our compensation committee and permits the granting of stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares, performance units and other cash or stock-based awards. Eligible participants include all employees, directors and consultants of the Company and our subsidiaries, as determined by the committee. The committee has the full power to select employees, directors and consultants who will participate in the plan; determine the size and types of awards; determine the terms and conditions of awards; construe and interpret the omnibus plan and any award agreement or other instrument entered into under the omnibus plan; establish, amend and waive rules and regulations for the administration of the omnibus plan; and, subject to certain limitations, amend the terms and conditions of outstanding awards. The omnibus plan was approved by our former parent FIS prior to the spin-off.

Each award granted under the omnibus plan is subject to an award agreement, which sets forth the participant’s rights with respect to the award. The stock options awarded in May 2009 have an exercise price equal to the fair market value of a share of our common stock on the date of grant, vest proportionately each year over three years based on continued employment with us, and have a seven-year term. The restricted stock granted in May 2009 vests proportionately each year over three years based on the executive’s continued employment with us. Dividends are payable on shares of restricted stock granted in 2009 and prior years in the same manner as they are payable to our other shareholders. The award agreement also sets forth the participant’s rights with respect to the award following termination of employment or service. In addition, the omnibus plan provides that all outstanding awards will immediately vest upon the occurrence of a change in control, unless the participant’s award agreement provides otherwise. Further details are set forth under “Potential Payments Upon Termination or Change in Control.”

In connection with his retirement, our compensation committee approved the acceleration of vesting of all of the restricted shares of LPS common stock held by Mr. Foley effective as of March 15, 2009. Mr. Foley held 81,148 shares of restricted LPS common stock with a market value of $2,274,578 based on the closing price of our common stock of $28.03 on March 13, 2009 (the last day of trading prior to Mr. Foley’s retirement). All of Mr. Foley’s unvested stock options were forfeited upon his retirement. Mr. Foley’s stock options that were vested prior to his retirement remained exerciseable or expired in accordance with the terms of the omnibus plan and the related award agreements. As of December 31, 2009, Mr. Foley held vested stock options with a market value of $1,215,516 based upon the closing price of our common stock of $40.66 on that date. As of March 22, 2010, Mr. Foley had no remaining LPS stock options available for exercise.

The following table sets forth information concerning unexercised stock options and unvested restricted stock outstanding as of December 31, 2009 for each named executive officer:

Outstanding Equity Awards at Fiscal Year-End

		Option Awards					Stock Awards
		Number of		Number of			Number of	Market Value
		Securities		Securities			Shares or	of Shares or
		Underlying		Underlying			Units of	Units of Stock
		Unexercised		Unexercised	Option		Stock	that have
		Options		Options	Exercise	Option	that have	not
		(#)		(#)(2)	Price	Expiration	not Vested	Vested
Name	Grant Date(1)	Exercisable		Unexercisable	($)	Date	(#)(3)	($)(4)

Lee A. Kennedy	8/13/2008	2,834		5,666	34.58	8/13/2015	1,700	69,122
	5/14/2009	—		145,000	28.37	5/14/2016	40,000	1,626,400
Jeffrey S. Carbiener	1/29/2001	7,641	(5)	—	18.95	1/29/2011	—	—
	10/31/2001	13,215	(5)	—	22.76	10/31/2011	—	—
	2/12/2002	6,443	(5)	—	27.92	2/12/2012	—	—
	2/12/2002	43,997	(5)	—	27.92	2/12/2012	—	—
	2/4/2004	21,715	(5)	—	26.00	2/4/2011	—	—
	2/4/2005	27,656	(5)	—	28.15	2/4/2012	—	—
	2/1/2006	300,300	(5)	100,100	34.51	2/1/2013	—	—
	12/20/2007	228,800	(5)	114,400	37.20	12/20/2014	—	—
	3/20/2008	—		—	—	—	1,515 (5)	61,600
	8/13/2008	83,334		166,666	34.58	8/13/2015	50,000	2,033,000
	5/14/2009	—		405,000	28.37	5/14/2016	113,000	4,594,580
Francis K. Chan	4/16/2001	6,346	(6)	—	7.36	4/16/2011	—	—
	9/10/2004	19,078	(6)	—	19.56	9/10/2012	—	—
	3/9/2005	7,804	(7)	—	13.67	3/9/2015	—	—
	3/9/2005	6,829	(7)	—	13.67	3/9/2015	—	—
	12/22/2006	21,450	(5)	7,150	35.18	12/22/2014	—	—
	12/20/2007	28,600	(5)	14,300	37.20	12/20/2014	—	—
	3/20/2008	—		—	—	—	271 (5)	11,019
	8/13/2008	16,667		33,333	34.58	8/13/2015	10,000	406,600
	5/14/2009	—		87,000	28.37	5/14/2016	24,000	975,840
Daniel T. Scheuble	3/9/2005	29,267	(7)	—	13.67	3/9/2015	—	—
	12/22/2006	85,800	(5)	—	35.18	12/22/2014	—	—
	12/20/2007	152,534	(5)	76,266	37.20	12/20/2014	—	—
	3/20/2008	—		—	—	—	900 (5)	36,594
	8/13/2008	33,334		66,666	34.58	8/13/2015	20,000	813,200
	5/14/2009	—		150,000	28.37	5/14/2016	42,000	1,707,720
Eric D. Swenson	3/9/2005	19,511	(7)	—	13.67	3/9/2015	—	—
	12/22/2006	85,800	(5)	—	35.18	12/22/2014	—	—
	12/20/2007	152,534	(5)	76,266	37.20	12/20/2014	—	—
	3/20/2008	—		—	—	—	1,015 (5)	41,270
	8/13/2008	33,334		66,666	34.58	8/13/2015	20,000	813,200
	5/14/2009	—		150,000	28.37	5/14/2016	42,000	1,707,720
William P. Foley, II	11/9/2006	211,005(5)		—	36.15	3/15/2010 (8)	—	—
	12/20/2007	76,267(5)		—	37.20	3/15/2010 (8)	—	—

(1)	Reflects the original date of grant of the award.

(2)	The unvested options listed above that were granted in 2006 vest annually over four years from the date of grant. The unvested options listed above that were granted in 2007, 2008 and 2009 vest annually over three years from the date of grant.

(3)	The shares of restricted stock granted on March 20, 2008 vest with respect to 1/8th of the total number of shares granted on the last day of each fiscal quarter beginning June 30, 2008, with the final vesting taking place on March 31, 2010. The shares of restricted stock granted on August 13, 2008 and May 14, 2009 vest ratably over three years on the anniversary of the date of grant.

(4)	Market value of unvested restricted stock awards is based on a closing price of $40.66 for a share of our common stock on the New York Stock Exchange on December 31, 2009.

(5)	These options and shares of restricted stock were originally granted by Certegy or FIS under the Certegy Inc. Stock Incentive Plan prior to the spin-off.

(6)	These options were originally granted by old FNF under plans assumed by FIS in the FNF Merger.

(7)	These options were originally granted by former FIS under a plan assumed by FIS in the Certegy merger.

(8)	Pursuant to the terms of the award agreements, these options expire one year from the date of Mr. Foley’s retirement.

The following table sets forth information concerning each exercise of FIS and LPS stock options, SARs and similar instruments, and each vesting of FIS and LPS stock, including restricted stock, restricted stock units and similar instruments, during the fiscal year ended December 31, 2009 for each of the named executive officers on an aggregated basis:

Option Exercises and Stock Vested

	Option Awards		Stock Awards
	Number of Shares		Number of Shares
	Acquired	Value Realized	Acquired	Value Realized on
	on Exercise	on Exercise	on Vesting	Vesting
Name	(#)	($)	(#)	($)

Lee A. Kennedy	—	—	850	27,311
Jeffrey S. Carbiener	38,587	750,918	31,063	1,011,220
Francis K. Chan	—	—	6,086	197,892
Daniel T. Scheuble	—	—	13,604	444,926
Eric D. Swenson	78,047	1,592,299	14,060	460,568
William P. Foley, II	467,011	4,942,308	81,148 (1)	2,274,578 (1)

(1)	In connection with his retirement, the compensation committee approved the acceleration of vesting of all of the restricted shares of LPS common stock held by Mr. Foley effective as of March 15, 2009.

The following table sets forth information with respect to each defined contribution or other plan that provides for the deferral of compensation on a basis that is not tax-qualified:

Nonqualified Deferred Compensation

		Executive	Registrant	Aggregate	Aggregate	Aggregate
		Contributions	Contributions	Earnings in	Withdrawals/	Balance at
		in Last FY	in Last FY	Last FY	Distributions	Last FYE
Name	Plan	($)	($)(1)	($)(2)	($)	($)(3)

Jeffrey S. Carbiener	Special Plan	—	55,001	190,091	—	118,779
Francis K. Chan	Non-Qualified Deferred Compensation Plan	119,049	—	102,499	—	486,196

(1)	With respect to Mr. Carbiener, amounts reflect premium paid on a life insurance policy in 2009. Mr. Carbiener’s benefit under the LPS special plan is based on the excess of the cash surrender value in the policy over the total premiums paid.

(2)	Represents the increase in the executive’s interest in 2009.

(3)	Represents the executive’s interest as of December 31, 2009.

The LPS Special Plan and LPS Split Dollar Plan

The LPS special plan provides participants with a benefit opportunity comparable to the deferred cash accumulation benefit that would have been available had they been able to continue participation in the LPS split dollar plan. Participants’ interests under the LPS special plan are based on the excess of the cash surrender value of a life insurance policy on the executive over the total premium payments paid. A participant’s interest fluctuates based on the performance of investments in which the participant’s interest is deemed invested. The LPS special plan provides that following a change in control, the participants may select investments; however, their right to select investments is forfeited if they violate the plan’s non-competition provisions within one year after termination of employment. To date, investment decisions regarding Mr. Carbiener’s participant interests have been made by a third party investment advisor. The table below shows the investments available for selection, as well as the rates of return for those investments for 2009.

2009 Rate
Name of Fund	of Return

PSF Emerging Markets	84.79%
T. Rowe Price Equity Income Portfolio-II	25.25%
PSF Short Duration Bond	8.66%
PSF Inflation Managed	20.80%
BlackRock Global Allocation V.I. Fund Class III	20.92%
PSF Health Sciences	27.23%
PSF Floating Rate Loan	24.31%
PSF High Yield Bond	39.87%
PSF Managed Bond	21.01%
PSF Diversified Bond	14.13%
PSF International Value	28.00%
PSF International Small-Cap	30.28%
PSF International Large-Cap	33.61%
Janus Aspen Overseas Portfolio Service Shares	79.07%
PSF Diversified Research	32.40%
PSF Main Street Core	29.36%
Janus Aspen INTECH Risk-Managed Core Portfolio Service Shares	22.55%
Lazard Retirement U.S. Strategic Equity Portfolio	26.84%
PSF Equity	35.23%
PSF Growth LT	37.28%
PSF Large-Cap Growth	40.50%
Fidelity VIP Growth Service Class 2	27.97%
T. Rowe Price Blue Chip Growth Portfolio-II	41.79%
PSF Large Cap Value	23.13%
PSF Comstock	28.68%
BlackRock Basic Value V.I. Fund Class III	30.87%
PSF Mid-Cap Equity	39.65%
Fidelity VIP Mid Cap Service Class 2	39.75%
Fidelity VIP Value Strategies Service Class 2	57.15%
LM CBA Mid Cap Core Portfolio Class II	35.81%
PSF Mid-Cap Growth	59.33%
PSF Mid-Cap Value	29.33%
PSF Pacific Dynamix — Conservative Growth	14.25%
Fidelity VIP Freedom Income Service Class 2	14.64%
PSF Pacific Dynamix — Growth	24.34%
Fidelity VIP Freedom 2015 Service Class 2	25.02%
Fidelity VIP Freedom 2020 Service Class 2	28.55%
Fidelity VIP Freedom 2025 Service Class 2	29.79%
Fidelity VIP Freedom 2030 Service Class 2	31.18%
PSF American Funds Asset Allocation	29.81%
PSF Multi-Strategy	23.00%
PSF Pacific Dynamix — Moderate Growth	19.60%
Fidelity VIP Freedom 2010 Service Class 2	23.95%
PSF Money Market	0.17%
PSF American Funds Growth — Income	30.74%
Fidelity VIP Contrafund Service Class 2	35.47%
PSF American Funds Growth	38.86%
PSF Focused 30	50.43%
Janus Aspen Enterprise Portfolio Service Shares	44.44%
LM CBA Aggressive Growth Portfolio Class II	34.19%
Van Eck Worldwide Hard Assets Fund	57.54%
PSF Real Estate	32.27%
PSF Equity Index	26.36%
PSF Technology	52.57%
PSF Small-Cap Index	28.19%
PSF Small-Cap Equity	30.22%
Premier VIT NACM Small Cap Portfolio	15.58%
PSF Small-Cap Growth	47.44%
MFS VIT New Discovery Series Service Class	62.92%
PSF Small-Cap Value	27.18%
PSF Long/Short Large-Cap	27.56%
MFS VIT Utilities Service Class	33.09%

If a participant terminates employment for good reason, or if the participant’s job is eliminated, payments under the LPS split dollar plan must begin fifteen years after the participant’s commencement date under the plan or after the participant turns sixty years old, whichever is later. The spin-off was treated as an elimination of Mr. Carbiener’s job for purposes of the split dollar plan. Participants can also elect to get payments earlier if both (1) seven years have passed since the participant’s commencement date under the LPS split dollar plan and (2) the participant retires or turns sixty years old. For this purpose, the term “retire” means the participant’s termination of employment after (1) turning age sixty-five, (2) turning age fifty-five and having five years of vesting service or (3) turning age fifty and having the participant’s age plus years of benefit service equal at least seventy-five.

A participant can elect to get the payments in either a single lump sum or in installments over a period of between two and ten years. If the participant elects installment payments, we will credit the undistributed principal amount with 5% simple annual interest. If a participant elects to receive a lump sum distribution, we can make the distribution either in cash or by transferring an interest in the policy. If the benefit is less than $10,000, or the participant violates the plan’s non-competition provisions within a one-year period after termination of employment, then the administrator can force a lump sum distribution. Unless a participant violates the plan’s non-competition provisions within one-year after termination of employment, we will pay an additional gross up based on the administrator’s estimate of the tax savings realized by it by being able to deduct the payments from its federal, state and local taxes. Participants’ benefits derive solely from the terms of the LPS special plan and are unsecured. Participants do not have rights under the insurance policies.

In connection with the Certegy merger, a rabbi trust was funded with sufficient monies to pay all future required insurance premiums under the LPS split dollar plan and to pay all of the participant interests as defined in the LPS special plan, including with respect to Mr. Carbiener.

Non-Qualified Deferred Compensation Plan

Under our non-qualified deferred compensation plan, participants can defer up to 75% of their base salary and commissions and 100% of their annual incentives, quarterly incentives and directors fees. Deferral elections are made in December for amounts to be earned in the following year. Deferrals and related earnings are not subject to vesting conditions.

Participants’ accounts are bookkeeping entries only and participants’ benefits are unsecured. Participant’s accounts are credited or debited daily based on the performance of hypothetical investments selected by the participant, which may be changed on any business day. The funds from which participants may select hypothetical investments, and the 2009 rates of return on these investments, are listed in the following table:

2009 Rate
Name of Fund	of Return

Nationwide NVIT Money Market V	0.06%
PIMCO VIT Real Return Admin	18.35%
PIMCO VIT Total Return Admin	14.03%
LASSO Long and Short Strategic Opportunities	13.13%
T. Rowe Price Equity Income II	25.25%
Dreyfus Stock Index Initial	26.33%
American Funds IS Growth 2	39.41%
Goldman Sachs VIT Mid Cap Value	33.15%
T. Rowe Price Mid Cap Growth II	45.37%
Royce Capital Small Cap	35.20%
Vanguard VIF Small Company Growth	39.38%
AllianceBernstein VPS International Value A	34.68%
American Funds IS International 2	43.07%

Upon retirement, which generally means separation of employment after attaining age sixty, an individual may elect either a lump-sum withdrawal or installment payments over 5, 10 or 15 years. Similar payment elections are available for pre-retirement survivor benefits. In the event of a termination prior to retirement, distributions are paid over a 5-year period. Account balances less than the limit under section 402(g) of the Internal Revenue Code, which was $16,500 in 2009, will be distributed in a lump-sum. Participants can elect to receive in-service distributions in a plan year that is at least three plan years after the amounts are actually deferred, and these amounts will be paid within sixty days from the close of the plan year in which they were elected to be paid. The participant may also petition us to suspend elected deferrals, and to receive partial or full payout under the plan, in the event of an unforeseeable financial emergency, provided that the participant does not have other resources to meet the hardship.

Plan participation continues until termination of employment. Participants will receive their account balance in a lump-sum distribution if employment is terminated within two years after a change in control.

In 2004, Section 409A of the Internal Revenue Code was passed. Section 409A changed the tax laws applicable to nonqualified deferred compensation plans, generally placing more restrictions on the timing of deferrals and distributions. The deferred compensation plan contains amounts deferred before and after the passage of Section 409A. For amounts subject to Section 409A, which in general terms includes amounts deferred after December 31, 2004, a modification to a participant’s payment elections may be made upon the following events:

•	Retirement: A participant may modify the distribution schedule for a retirement distribution from a lump-sum to annual installments or vice versa. However, a modification to the form of payment requires that the payment(s) commence at least five years after the participant’s retirement, and this election must be filed with the administrator at least 12 months prior to retirement.

•	In-service Distributions: Participant’s may modify each in-service distribution date by extending it by at least five years; however, participants may not accelerate the in-service distribution date and this election must be filed with the administrator at least 12 months prior to the scheduled in-service distribution date.

Deferral amounts that were vested on or before December 31, 2004 are generally not subject to Section 409A and are governed by more liberal distribution provisions that were in effect prior to the passage of Section 409A. For example, a participant may withdraw these grandfathered amounts at any time, subject to a withdrawal penalty of ten percent, or may annually change the payment elections for these grandfathered amounts.

Potential Payments Upon Termination or Change in Control

In this section, we discuss the nature and estimated value of payments and benefits we would provide to our named executive officers in the event of termination of employment or a change in control. The amounts described in this section reflect amounts that would have been payable under our plans and the named executive officers’ employment agreements if their employment had terminated on December 31, 2009. The types of termination situations include a voluntary termination by the executive, with and without good reason, a termination by us either for cause or not for cause, termination after a change in control, and termination in the event of disability or death. We also describe the estimated payments and benefits that would be provided upon a change in control without a termination of employment. The actual payments and benefits that would be provided upon a termination of employment would be based on the named executive officers’ compensation and benefit levels at the time of the termination of employment and the value of accelerated vesting of stock-based awards is dependent on the value of the underlying stock. For a description of the separation payment made to Mr. Foley and the treatment of Mr. Foley’s equity awards in connection with his retirement as an officer and director of the Company on March 15, 2009, see “Compensation Discussion and Analysis — Post-Termination Compensation and Benefits.”

For each type of employment termination, the named executive officers would be entitled to benefits that are available generally to our domestic salaried employees, such as distributions under our 401(k) savings plan, certain disability benefits and accrued vacation. We have not described or provided an estimate of the value of any payments or benefits under plans or arrangements that do not discriminate in scope, terms or operation in favor of a named executive officer and that are generally available to all salaried employees. In addition to these generally available plans and arrangements, Mr. Carbiener also has benefits under the LPS split dollar plan and the LPS special plan. These plans, and Mr. Carbiener’s benefits under them, are discussed in the Compensation Discussion & Analysis section and the Nonqualified Deferred Compensation table and accompanying narrative.

Potential Payments under Employment Agreements

As discussed previously, as of December 31, 2009, we had entered into employment agreements with Messrs. Carbiener, Chan, Scheuble and Swenson. In addition, on March 26, 2010, we entered into an employment agreement with Mr. Kennedy. These agreements contain provisions for the payment of severance benefits following certain termination events. Following is a summary of the payments and benefits our named executive officers would receive in connection with various employment termination scenarios.

Under the employment agreements, if the executive’s employment is terminated other than due to death and the termination is by LPS for any reason other than for cause or due to disability, or by the executive for good reason, then the executive is entitled to receive:

•	any earned but unpaid base salary, any expense reimbursement payments owed and any earned but unpaid annual bonus payments relating to the prior year, which we refer to as “accrued obligations,”

•	a prorated annual bonus based on the bonus the executive would have earned for that year,

•	a lump-sum payment equal to 300% in the cases of Messrs. Kennedy, Carbiener, Scheuble and Swenson, and 200% in the case of Mr. Chan, of the sum of the executive’s (1) annual base salary and (2) the highest annual bonus paid to the executive within the three years preceding his termination or, if higher, the target bonus opportunity in the year in which the termination of employment occurs,

•	immediate vesting and/or payment of all equity awards (other than those based on satisfaction of performance criteria which shall only vest pursuant to their express terms), and

•	continued receipt of health insurance benefits for a period of 3 years, reduced by comparable benefits he may receive from another employer.

If any of Messrs. Kennedy’s, Carbiener’s, Chan’s, Scheuble’s or Swenson’s employment terminates due to death or disability, we will pay him, or his estate:

•	any accrued obligations,

•	a prorated annual bonus based on (a) the target annual bonus opportunity in the year in which the termination occurs or the prior year if no target annual bonus opportunity has yet been determined and (b) the fraction of the year the executive was employed, and

•	the unpaid portion of the executive’s base salary for the remainder of the term of the employment agreement.

In addition, each executive’s employment agreement provides for supplemental disability insurance sufficient to provide at least 2/3 of the executive’s pre-disability base salary. For purposes of the agreements, an executive will be deemed to have a “disability” if he is entitled to receive long-term disability benefits under our long-term disability plan.

Under the employment agreements, “cause” means:

•	persistent failure to perform duties consistent with a commercially reasonable standard of care,

•	willful neglect of duties,

•	conviction of, or pleading nolo contendere to, criminal or other illegal activities involving dishonesty,

•	material breach of the employment agreement, or

•	impeding or failing to materially cooperate with an investigation authorized by our board.

For purposes of the employment agreements, “good reason” means:

•	a material diminution in the executive’s position or title, or the assignment of duties materially inconsistent with the executive’s position,

•	a material diminution in the executive’s annual base salary or bonus opportunity,

•	LPS’s material breach of any of our other obligations under the employment agreement, or

•	within six (6) months immediately preceding or within two (2) years immediately following a change in control:

(a) a material adverse change in the executive’s status, authority or responsibility,

(b)	a change in the person to whom the executive reports that results in a material adverse change to his service relationship or the conditions under which he performs his duties,

(c)	a material adverse change in the position to whom the executive reports or a material diminution in the authority, duties or responsibilities of that position,

(d) a material diminution in the budget over which the executive has managing authority, or

(e) a material change in the executive’s geographic location.

To qualify as a “good reason” termination, the executive must provide notice of the termination within 90 days of the date he first knows the event has occurred. We have 30 days to cure the event.

Under the agreements, “change in control” means:

•	an acquisition by an individual, entity or group of more than 50% of our voting power,

•	a merger or consolidation in which LPS is not the surviving entity, unless our shareholders immediately before the transaction hold more than 50% of the combined voting power of the resulting corporation after the transaction,

•	a reverse merger in which LPS is the surviving entity but in which more than 50% of the combined voting power is transferred to persons different from those holding the securities immediately before the merger,

•	during any period of two consecutive years during the employment term, a change in the majority of our board, unless the changes are approved by 2/3 of the directors then in office,

•	a sale, transfer or other disposition of our assets that have a total fair market value equal to or more than 1/3 of the total fair market value of all of our assets immediately before the sale, transfer or disposition, other than a sale, transfer or disposition to an entity (a) which immediately after the sale, transfer or disposition owns 50% of our voting stock or (b) 50% of the voting stock of which is owned by us after the sale, transfer or disposition, or

•	our shareholders approve a plan or proposal for the complete liquidation or dissolution of LPS.

The agreements provide us and our shareholders with important protections and rights, including the following:

•	severance benefits under the agreements are conditioned upon the executive’s execution of a full release of LPS and related parties, thus limiting our exposure to law suits from the executive;

•	the executive is prohibited from competing with us during employment and for one year thereafter if the executive’s employment terminates for a reason that does not entitle him to severance payments and the termination is not due to our decision not to extend the employment agreement term; and

•	The executive is prohibited during employment and at all times thereafter from sharing confidential information and trade secrets.

Our named executive officers’ employment agreements do not provide for tax gross-ups. Furthermore, in May 2009, our compensation committee adopted a policy stating that we will not enter into new employment agreements or materially amended employment agreements with our named executive officers that include any excise tax gross-up provisions with respect to payments contingent upon a change in control.

Potential Payments under the Omnibus Plan

In addition to the post-termination rights and obligations set forth in the employment agreements of our named executive officers, our omnibus plan provides for the potential acceleration of vesting and/or payment of equity awards in connection with a change in control. Under the omnibus plan, except as otherwise provided in a participant’s award agreement, upon the occurrence of a change in control, any and all outstanding options and stock appreciation rights will become immediately exercisable, any restriction imposed on restricted stock, restricted stock units and other awards will lapse, and any and all performance shares, performance units and other awards with performance conditions will be deemed earned at the target level, or, if no target level is specified, the maximum level.

For purposes of the omnibus plan, the term “change in control” means the occurrence of any of the following events:

•	an acquisition immediately after which any person, group or entity possesses direct or indirect beneficial ownership (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, or the Exchange Act) of 25% or more of either our outstanding common stock or our outstanding voting securities, excluding any acquisition directly from us, by us, or by any of our employee benefit plans and certain other acquisitions;

•	during any period of two consecutive years, the individuals who, as of the beginning of such period, constituted our board, or incumbent board, cease to constitute at least a majority of the board, provided that any individual who becomes a member of our board subsequent to the beginning of such period and whose election or nomination was approved by at least two-thirds of the members of the incumbent board will be considered as though he or she were a member of the incumbent board, and provided further that any individual whose initial assumption of office occurred as a result of either an actual or threatened election contest or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the board will not be considered as though such individual were a member of the incumbent board;

•	the consummation of a reorganization, merger, share exchange or consolidation or sale or other disposition of all or substantially all of our assets unless (a) our shareholders immediately before the transaction continue to have beneficial ownership of more than 50% of the outstanding shares of our common stock and the combined voting power of our then outstanding voting securities resulting from the transaction in substantially the same proportions as their ownership immediately prior to the transaction of our common stock and outstanding voting securities; (b) no person (other than us, an employee benefit plan sponsored by us or the resulting corporation, or any entity controlled by us or the resulting corporation) has beneficial ownership of 25% or more of the outstanding common stock of the resulting corporation or the combined voting power of the resulting corporation’s outstanding voting securities; and (c) individuals who were members of the incumbent board continue to constitute a majority of the members of the board of directors of the resulting corporation; or

•	our shareholders approve a plan or proposal for the complete liquidation or dissolution of the Company.

In connection with the spin-off, with the exception of Mr. Kennedy, our named executive officers’ FIS stock options and shares of restricted stock were converted into stock options to purchase shares of our common stock and restricted shares of our common stock. The exercise prices of the option awards and the number of shares subject to each option and restricted stock award were adjusted to reflect the differences in price between FIS’s and our common stock. Because Mr. Kennedy continued to serve as an executive of FIS following the spin-off, his FIS stock options and restricted stock awards were not converted.

The replacement awards to our executives were made under the omnibus plan, but retained the terms and conditions set forth in the plans and agreements under which they were originally granted to the extent those terms conflict with the terms of the omnibus plan. The replacement awards that were unvested as of December 31, 2009 were originally granted under the Certegy Inc. Stock Incentive Plan, or the Certegy plan. The Certegy plan also provided for the potential acceleration of vesting and, if applicable, payment of equity awards in connection with a change in control. Under the Certegy plan, a participant’s award agreement may specify that upon the occurrence of a change in control, outstanding stock options will become immediately exercisable and any restriction imposed on restricted stock or restricted stock units will lapse. The stock option award agreements held by our named executive officers provide for accelerated vesting upon a change in control.

For purposes of the Certegy plan, the term “change in control” means the occurrence of any of the following events:

•	the accumulation by any person, entity or group of 20% or more of our combined voting power,

•	consummation of a reorganization, merger or consolidation, which we refer to as a “business combination,” of LPS, unless, immediately following such business combination, (i) the persons who were the beneficial owners of our voting stock immediately prior to the business combination beneficially own more than 66 2/3% of our then outstanding shares, (ii) no person, entity or group beneficially owns 20% or more of the then outstanding shares of common stock of the entity resulting from that business combination, and (iii) at least a majority of the members of the board of directors of the entity resulting from the business combination were members of our incumbent board,

•	a sale or other disposition of all or substantially all of our assets, or

•	our shareholders approve a plan or proposal for the complete liquidation or dissolution of our company.

Potential Death Benefits

In addition to the death benefits provided under the employment agreements, Mr. Carbiener’s designated beneficiaries would be entitled to death benefits of $3,000,000 under the split dollar plan.

Estimated Payments and Benefits upon Termination of Employment

Our estimate of the cash severance amounts that would be provided to the named executive officers assumes that their employment terminated December 31, 2009. In general, any cash severance payments would be paid in a lump sum within 30 days from the termination date. However, to the extent required by Section 409A of the Internal Revenue Code, the payments would be deferred for six months following termination. If the payments are deferred, the amounts that would otherwise have been paid during the six month period would be paid in a lump sum after the six month period has expired.

For a termination of employment by us not for cause or a termination by the executive for good reason, the following payments would be made under the named executive officers’ employment agreements: Mr. Carbiener $10,200,000; Mr. Chan $2,400,000; Mr. Scheuble $5,407,500; and Mr. Swenson $5,733,000. Each of Messrs. Carbiener, Chan, Scheuble and Swenson would also be entitled to continuation of health and life insurance benefits provided by LPS for three years. The estimated value of these benefits is approximately $12,500 per executive. Upon a termination of these executives’ employment due to death or disability, the following payments would have been made: Mr. Carbiener $2,550,000 Mr. Chan $1,200,000; Mr. Scheuble $1,545,000; and Mr. Swenson $1,638,000. The amount shown for Mr. Carbiener excludes $3,000,000 for death benefits provided under the FIS split dollar plan.

Because he did not have an employment agreement with us as of December 31, 2009, Mr. Kennedy would not have been entitled to any payments if his employment had terminated on December 31, 2009. If Mr. Kennedy’s employment agreement had been in effect as of December 31, 2009, he would have received a payment of $2,250,000 if his employment had been terminated by us not for cause or by him for good reason, and a payment of $750,000 if his employment had terminated due to death or disability. Mr. Kennedy also would have been entitled to continuation of the health and life insurance benefits described above.

For a description of the separation payment made to Mr. Foley on March 15, 2009 in connection with his retirement as an officer and director of the Company, see “Compensation Discussion and Analysis — Post-Termination Compensation and Benefits.”

Estimated Equity Values

As disclosed in the Outstanding Equity Awards at Fiscal Year-End table, each of our named executive officers other than Mr. Foley had outstanding unvested stock options and restricted stock awards as of December 31, 2009. Under the terms of the omnibus plan and the Certegy plan, these stock options and restricted stock awards would vest upon a change in control. Furthermore, under the employment agreements of Messrs. Carbiener, Chan, Scheuble and Swenson in effect as of December 31, 2009, and under Mr. Kennedy’s employment agreement in effect as of March 26, 2010, these stock options and restricted stock awards would vest upon any termination of employment by us not for cause or a termination by the executive for good reason. In any other termination event, all unvested stock options and restricted stock awards would expire at the employment termination date.

The following estimates are based on a stock price of $40.66 per share, which was the closing price of our common stock on December 31, 2009. The stock option amounts reflect the excess of this share price over the exercise price of the unvested stock options that would vest. The restricted stock amounts were determined by multiplying the number of shares that would vest by $40.66.

The estimated value of the stock options held by the named executive officers that would have vested upon a change in control occurring on December 31, 2009 would be as follows: Mr. Kennedy $1,816,499; Mr. Carbiener $7,002,218; Mr. Chan $1,360,555; Mr. Scheuble $2,512,710; and Mr. Swenson $2,512,710. The estimated value of restricted stock awards held by the named executive officers that would have vested upon a change in control occurring on December 31, 2009 would be as follows: Mr. Kennedy $1,695,522; Mr. Carbiener $6,689,180; Mr. Chan $1,393,459; Mr. Scheuble $2,557,514; and Mr. Swenson $2,562,190. Pursuant to Messrs. Carbiener’s, Chan’s, Scheuble’s and Swenson’s employment agreements, and under Mr. Kennedy’s employment agreement if it had been in effect as of December 31, 2009, these same amounts would have vested upon a termination of each of those executive’s employment by us not for cause or a termination by one of those executives for good reason. Because Mr. Kennedy did not have an employment agreement as of December 31, 2009, he would have forfeited all of his unvested restricted shares and unvested stock options if his employment had terminated on that date.

For a description of the treatment of Mr. Foley’s stock option and restricted stock awards in connection with his retirement as an officer and director of the Company on March 15, 2009, see “Compensation Discussion and Analysis — Post-Termination Compensation and Benefits.”

Compensation Committee Interlocks and Insider Participation

The compensation committee is currently composed of David K. Hunt (Chair), Alvin R. (Pete) Carpenter, Philip G. Heasley and James K. Hunt. During 2009, Marshall Haines, who resigned from our board of directors on December 21, 2009, served as Chairman of our compensation committee. Mr. Carpenter joined our compensation committee on December 21, 2009, and Mr. David Hunt joined our compensation committee and was appointed Chairman of the committee on February 4, 2010. During 2009, no member of the compensation committee was a former or current officer or employee of LPS or any of its subsidiaries. In addition, during 2009, none of our executive officers served (i) as a member of the compensation committee or board of directors of another entity, one of whose executive officers served on our compensation committee, or (ii) as a member of the compensation committee of another entity, one of whose executive officers served on our board.

Compensation Risk

With the help of its compensation consultant, the compensation committee reviewed our compensation policies and practices for all employees, including our named executive officers, and determined that our compensation programs are not reasonably likely to have a material adverse effect on our company. With respect to our compensation policies for our executive officers, we believe that our allocation of overall compensation among base salary and annual and long-term incentive amounts encourages our executives to deliver strong results for our shareholders without taking excessive risk. Our compensation committee sets our executives’ base salaries at levels that provide our executives with assured cash compensation that is appropriate to their job duties and level of responsibility and that, when taken together with the executives’ at-risk, performance-based awards, motivate them to perform at a high level. With respect to executives’ incentive opportunities under our annual incentive plan, we believe that our use of measurable corporate financial performance goals and multiple performance levels associated with minimum, target and maximum achievable payouts, together with the compensation committee’s discretion to reduce awards, serve to mitigate against excessive risk-taking. We also believe that our balanced use of stock options and restricted stock and use of multi-year vesting schedules in our long-term incentive awards encourages our executives to deliver incremental value to our shareholders while mitigating risk.

Director Compensation

Directors who are our salaried employees receive no additional compensation for services as a director or as a member of a committee of our board. Our compensation committee set compensation levels for our directors in September 2009. All of our non-employee directors receive an annual retainer of $60,000, payable quarterly, plus $2,000 for each board meeting and $1,500 for each committee meeting such director attends. The chairman and each member of our audit committee will receive an additional annual retainer (payable in quarterly installments) of $25,000 and $15,000, respectively, for their service on our audit committee. The chairman and each member of our compensation committee and our corporate governance and nominating committee will receive an additional annual retainer (payable in quarterly installments) of $15,000 and $8,000, respectively, for their service on such committees. New directors who join our board will also receive an equity award with a value of approximately $150,000, based upon the grant date fair value of such award under FASB ASC Topic 718. We reimburse our non-employee directors for all reasonable out-of-pocket expenses incurred in connection with attending board and committee meetings and for reasonable fees and expenses associated with attending director education programs. Our directors are also eligible to participate in our deferred compensation plan to the extent they elect to defer any board or committee fees. David K. Hunt and James K. Hunt currently participate in the deferred compensation plan.

On March 15, 2009, William P. Foley, II, Daniel D. (Ron) Lane and Cary H. Thompson retired from our board of directors. Mr. Foley’s termination payments are described above under “Compensation Discussion and Analysis — Post-Termination Compensation and Benefits.” In connection with their retirement, the compensation committee approved separation payments to each of Messrs. Thompson and Lane in the amount of $400,000. The compensation committee also approved the acceleration of vesting of all of the restricted shares of LPS common stock held by Messrs. Lane and Thompson, effective as of March 15, 2009. Messrs. Lane and Thompson each held 2,550 shares of restricted LPS common stock with a value of $71,477 (based on the closing price of $28.03 for our common stock on March 13, 2009, the last day of trading prior to Messrs. Lane’s and Thompson’s retirement). All vested stock options held by Messrs. Lane and Thompson remained available for exercise or were terminated in accordance with the terms of the omnibus plan and the related award agreements. As a result of their retirement, Messrs. Lane and Thompson each forfeited 25,350 options, which represented all of the unvested option awards they held at the time of their retirement.

On May 14, 2009, the compensation committee approved grants of 9,300 stock options and 2,600 shares of restricted stock to each of Marshall Haines and James K. Hunt, our continuing non-employee directors. Messrs. Farrell and Heasley, who joined our board in March 2009, and Mr. Carpenter, who joined our board in April 2009, each received a new director grant of 18,600 options and 5,200 shares of restricted stock on May 14, 2009. David K. Hunt, who joined our board of directors in February 2010, received an award of 6,900 options and 1,925 shares of restricted stock on February 12, 2010. All options were granted under our omnibus plan, have a seven-year term, have an exercise price equal to the fair market value of a share of our common stock on the date of grant, and vest proportionately each year over three years from the date of grant based upon continued service on our board of directors. The restricted stock was also granted under our omnibus plan and vests proportionately over three years from the date of grant based upon continued service on our board of directors.

On December 21, 2009, Marshall Haines resigned from our board of directors in order to pursue a strategic business opportunity. Upon his resignation, all of Mr. Haines’s outstanding equity awards remained available for exercise or were terminated in accordance with the terms of the omnibus plan and the related award agreements. Mr. Haines forfeited 19,542 stock options and 4,300 shares of restricted stock, which represented all of his unvested equity awards at the time of his resignation.

The following table sets forth information concerning the compensation of our non-employee directors other than David K. Hunt for the fiscal year ending December 31, 2009. Mr. David Hunt is not included in the table below because he did not join our board until February 2010. In addition, Lee A. Kennedy is not included in the table because he became our Executive Chairman of the Board on September 15, 2009. All retainers and fees paid to Mr. Kennedy received for service as a non-employee director in 2009 are included under “Executive Compensation — Summary Compensation Table — All Other Compensation” and the related footnote.

	Fees Earned
	or Paid	Stock	Option	All Other
	in Cash	Awards	Awards	Compensation	Total
Name	($)(1)	($)(2)	($)(3)	($)(4)	($)

Alvin R. (Pete) Carpenter	59,584	147,524	154,384	1,560	363,052
John F. Farrell, Jr.	76,001	147,524	154,384	1,560	379,469
Philip G. Heasley	71,168	147,524	154,384	1,560	374,636
James K. Hunt	127,835	73,762	77,192	1,800	280,589
Marshall Haines*	125,084	73,762	77,192	1,800	277,838
Daniel D. (Ron) Lane*	27,750	—	—	400,255	428,005
Cary H. Thompson*	19,500	—	—	400,255	419,755

*	Mr. Lane and Mr. Thompson retired from our Board of Directors on March 15, 2009. Mr. Haines resigned from our board of directors on December 21, 2009.

(1)	Represents annual board and committee retainers and meeting fees.

(2)	Represents the aggregate grant date fair value of restricted stock awards granted in 2009. In connection with their retirement on March 15, 2009, the compensation committee approved the vesting of 2,550 shares of restricted LPS common stock held by each of Messrs. Lane and Thompson, which represented all restricted stock held by those directors. There was no incremental fair value associated with the vesting of Messrs. Lane’s and Thompson’s restricted shares. As of December 31, 2009, our directors held shares of restricted stock in the following amounts: Alvin R. (Pete) Carpenter 5,200 shares, John F. Farrell, Jr. 5,200 shares, Philip G. Heasley 5,200 shares, and James K. Hunt 4,300 shares. As of December 31, 2009, Marshall Haines, Daniel D. (Ron) Lane and Cary H. Thompson did not hold any restricted shares of LPS.

(3)	Represents the aggregate grant date fair value of stock option awards granted in and prior to 2009. Assumptions used in the calculation of these amounts are included in Note 11 to our consolidated financial statements for the fiscal year ended December 31, 2009 included in our Annual Report on Form 10-K filed with the SEC on February 23, 2010. As of December 31, 2009, our directors held options to purchase shares of our common stock in the following amounts: Alvin R. (Pete) Carpenter 18,600 options, John F. Farrell, Jr. 18,600 options, Philip G. Heasley 18,600 options, and James K. Hunt 45,256 options. As of December 31, 2009, Marshall Haines, Daniel D. (Ron) Lane and Cary H. Thompson held 25,714 options, 13,728 options and 13,728 options, respectively.

(4)	Represents dividends paid with respect to restricted shares. In addition, with respect to each of Messrs. Lane and Thompson, includes a $400,000 separation payment they received in March 2009 in connection with their retirement from our board.

CORPORATE GOVERNANCE AND RELATED MATTERS

Corporate Governance Policy

Our board reviewed our Corporate Governance Guidelines in February 2010. Our Corporate Governance Guidelines are intended to provide, along with the charters of the committees of our board, a framework for the functioning of our board and its committees and to establish a common set of expectations as to how our board should perform its functions. The Corporate Governance Guidelines address, among other things, the composition of our board, the selection of directors, the functioning of our board, the committees of our board, the evaluation and compensation of directors and the expectations for directors, including with respect to ethics and conflicts of interest. The Corporate Governance Guidelines specifically provide that a majority of the members of our board must be independent directors who our board has determined have no material relationship with us and who otherwise meet the independence criteria established by the NYSE and any other applicable independence standards. The board reviews these guidelines and other aspects of our governance at least annually. A copy of our Corporate Governance Guidelines is available for review on the Investor Relations page of our website at www.lpsvcs.com. Shareholders may also obtain a copy by writing to the Corporate Secretary at the address set forth under “Available Information” beginning on page 51.

Code of Business Conduct and Ethics

In June 2008, our board adopted a Code of Business Conduct and Ethics, or Code of Conduct, which is applicable to all our directors, officers and employees. The board reviews and makes such changes to the Code of Conduct as it deems appropriate from time to time. The purpose of the Code of Conduct is to: (i) promote honest and ethical conduct, including the ethical handling of conflicts of interest; (ii) promote full, fair, accurate, timely and understandable disclosure; (iii) promote compliance with applicable laws and governmental rules and regulations; (iv) ensure the protection of our legitimate business interests, including corporate opportunities, assets and confidential information; and (v) deter wrongdoing. Our reputation for integrity is one of our most important assets and each of our employees and directors is expected to contribute to the care and preservation of that asset. Any waiver of or amendments to the Code of Conduct with respect to the CEO or any Senior Financial Officer must be approved by the audit committee of our board of directors, and will be promptly disclosed to the extent required under applicable law, rule or regulation.

Our Code of Conduct is available for review on the Investor Relations page of our website at www.lpsvcs.com. Shareholders may also obtain a copy of the Code of Conduct by writing to the Corporate Secretary at the address set forth under “Available Information” beginning on page 51.

The Board

In January 2009, our board of directors was composed of William P. Foley, II, Marshall Haines, James K. Hunt, Lee A. Kennedy, Daniel D. (Ron) Lane and Cary H. Thompson, with Mr. Foley serving as Chairman of the Board. In March 2009, Messrs. Foley, Lane and Thompson retired from our board of directors and were replaced with Jeffrey S. Carbiener, John F. Farrell, Jr. and Philip G. Heasley, and Mr. Kennedy was appointed to serve as non-executive Chairman. Alvin R. (Pete) Carpenter was elected to our board in April 2009. In September 2009, Mr. Kennedy became our Executive Chairman. In December 2009, Marshall Haines resigned from our board of directors in accordance with our Corporate Governance Guidelines because he had determined to enter into a new strategic business opportunity. David K. Hunt was elected to our board in February 2010.

Our board met seven times in 2009, of which four were regularly scheduled meetings and three were special meetings. All directors attended at least 75% of the meetings of our board and of the committees on which they served during 2009. Our independent directors also met periodically in executive sessions without management. During 2009, at each board meeting a non-management member of our board was designated by the other non-management directors to preside as the lead director during that meeting. We do not, as a general matter, require our board members to attend our annual meeting of shareholders, although each of our directors is encouraged to attend our 2010 annual meeting. Two directors attended our annual meeting of shareholders in 2009.

Board Leadership Structure

We separate the roles of Chief Executive Officer and Chairman of the Board in recognition of the differences between the two roles. Mr. Carbiener, our Chief Executive Officer, is responsible for setting the strategic direction for the Company and the day-to-day leadership and performance of the Company, while Mr. Kennedy, our Executive Chairman of the Board, provides guidance to our Chief Executive Officer, sets the agenda for board meetings and presides over meetings of the full board. Because Mr. Kennedy is an employee of the Company and is therefore not independent, in February 2010 our board appointed Alvin R. (Pete) Carpenter to serve as lead director on an ongoing basis. As lead director, Mr. Carpenter serves as chairman during executive sessions of the independent directors, and reviews our board meeting agendas with our Executive Chairman prior to meetings.

The Board’s Role in Risk Oversight

We face a number of risks, including economic risks such as changes in the levels of lending and real estate activity, regulatory risks, and technology and information security risks. Management is responsible for the day-to-day management of risks the Company faces, while the board, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, the board of directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed.

The board believes that establishing the right “tone at the top” and promoting full and open communication between management and the board of directors are essential for effective risk management and oversight. Senior management attends the quarterly board meetings and is available to address any questions or concerns raised by the board on risk management-related and other matters. Each quarter, the board of directors receives presentations from senior management on strategic matters involving our operations, including key challenges, and risks and opportunities for the Company.

While the board is ultimately responsible for risk oversight at our Company, our board has delegated oversight of the Company’s risk management process to the audit committee, which reports to the board of directors on its fulfillment of this function on a regular basis. In addition, the compensation committee assists the board in fulfilling its oversight responsibilities with respect to the management of risks arising from our compensation policies and programs and succession planning, and the corporate governance and nominating committee assists the board in fulfilling its oversight responsibilities with respect to the management of risks associated with board organization, membership and structure and corporate governance.

Director Independence

In 2009, our board determined that Alvin R. (Pete) Carpenter, John F. Farrell, Jr., Marshall Haines, Philip G. Heasley and James K. Hunt were independent. At its meeting on February 4, 2010, our board determined that Messrs. Carpenter, Farrell, Heasley and James Hunt were independent under the criteria established by the NYSE and our corporate governance guidelines, as was David K. Hunt, who joined our board at that time. Additionally, under these standards, our board determined that Lee A. Kennedy and Jeffrey S. Carbiener are not independent because they are employees of the Company.

Committees of the Board

Our board has four standing committees, namely an audit committee, a compensation committee, a corporate governance and nominating committee and an executive committee. The charter of each of the audit, compensation and corporate governance and nominating committees is available on the Investor Relations page of our website at www.lpsvcs.com. Shareholders also may obtain a copy of any of these charters by writing to the Corporate Secretary at the address set forth under “Available Information” beginning on page 51.

Corporate Governance and Nominating Committee

The members of the corporate governance and nominating committee are Alvin R. (Pete) Carpenter (Chair), John F. Farrell, Jr. and Philip G. Heasley. Each of Messrs. Carpenter, Farrell and Heasley was deemed independent by our board, as required by the NYSE.

The primary functions of the corporate governance and nominating committee, as identified in its charter, are to identify and recommend to the board qualified individuals to be nominated for election as directors, to advise and assist the board with respect to corporate governance matters and to oversee the evaluation of the board and management.

To fulfill these responsibilities, the committee periodically assesses the collective requirements of our board and makes recommendations to our board regarding its size, composition and structure. In determining whether to nominate an incumbent director for reelection, the corporate governance and nominating committee evaluates each incumbent director and director candidate in light of the committee’s assessment of the talents, skills and other characteristics needed to ensure the effectiveness of the board.

When a need for a new director to fill a new board seat or vacancy arises, the committee proceeds by whatever means it deems appropriate to identify a qualified candidate or candidates, including engaging director search firms. The committee reviews the qualifications of each candidate. Final candidates are generally interviewed by one or more committee members. The committee makes a recommendation to our board based on its review, the results of interviews with the candidate and all other available information. The board makes the final decision on whether to invite the candidate to join our board, which is extended through the Chair of the corporate governance and nominating committee and the Chairman of our board.

The corporate governance and nominating committee has developed guidelines for the selection of qualified directors. At a minimum, a director should have high moral character, personal integrity and the ability to devote sufficient time to carry out the duties of a director, and should have demonstrated accomplishment in his or her field. In addition to these minimum qualifications in evaluating candidates, the corporate governance and nominating committee considers the following criteria for individual candidates: whether the candidate is independent and able to represent the interests of the Company and its shareholders as a whole; a candidate’s personal qualities and characteristics, accomplishments and reputation in the business community; a candidate’s professional and educational background, experience and skills, including level of accomplishment in his or her field and experience overseeing complex business organizations; the candidates knowledge of the financial services, mortgage or other industry that would provide valuable insight to the issues the Company faces; the candidate’s ability to fulfill the responsibilities of a director and member of one or more of our standing board committees; and the candidate’s ability to understand the Company’s financial statements. Candidates are also considered in the context of the current composition of the board of directors, including the mix of talents, skills and other characteristics needed to maintain our board’s effectiveness, as well as the diversity of viewpoints, background, experience and other demographics of our board, with the goal of creating a balance of knowledge, experience and diversity on our board. The committee members consider all of these criteria, together with any other information they deem relevant in their business judgment to the decision of whether to nominate a particular candidate. The committee reviews these director selection guidelines annually to ensure that the needs of the board of directors are being met.

The corporate governance and nominating committee will consider qualified candidates for director nominated by our shareholders. The corporate governance and nominating committee applies the same criteria in evaluating candidates nominated by shareholders as in evaluating candidates recommended by other sources. To date, no director nominations have been received from shareholders. Nominations of individuals for election to our board at any meeting of shareholders at which directors are to be elected may be made by any of our shareholders entitled to vote for the election of directors at that meeting by complying with the procedures set forth in Section 2.3(a) of our Bylaws. Section 2.3(a) generally requires that shareholders submit nominations by written notice to the Corporate Secretary at 601 Riverside Avenue, Jacksonville, Florida 32204 setting forth certain prescribed information about the nominee and the nominating shareholder. Section 2.3(a) also requires that the nomination notice be submitted a prescribed time in advance of the meeting. See “Shareholder Proposals” elsewhere in this proxy statement.

Audit Committee

The members of the audit committee are James K. Hunt (Chair), John F. Farrell, Jr. and David K. Hunt. The board has determined that each of the audit committee members is financially literate and independent as required by the rules of the SEC and the NYSE, and that each of the members is an audit committee financial expert, as defined by the rules of the SEC.

In 2009, our audit committee was composed of James K. Hunt (Chair), John F. Farrell, Jr. and Marshall Haines, each of whom was determined to be financially literate and independent as required by the rules of the SEC and the NYSE, and an audit committee financial expert, as defined by the rules of the SEC. Mr. Heasley, who was determined to be financially literate and independent, served on our audit committee for an interim period following Mr. Haines’ resignation until Mr. David Hunt’s appointment. Our audit committee met nine times in 2009.

As set forth in its charter, our audit committee is responsible for, among other things:

•	appointing, compensating and overseeing our independent registered public accounting firm;

•	overseeing the integrity of our financial statements and our compliance with legal and regulatory requirements;

•	discussing the annual audited financial statements and quarterly financial statements with management and the independent registered public accounting firm;

•	establishing procedures for receiving, processing and retaining complaints (including anonymous complaints) we receive concerning accounting controls or auditing issues;

•	approving any significant non-audit relationship with, and any audit and non-audit services provided by our independent registered public accounting firm;

•	discussing earnings press releases and financial information provided to analysts and rating agencies;

•	overseeing the Company’s policies with respect to risk assessment and risk management;

•	meeting, separately and periodically, with management, internal auditors and independent auditors;

•	producing an annual report for inclusion in our proxy statement, in accordance with applicable rules and regulations; and

•	annually reviewing and approving our Information Security Policy.

The audit committee is a separately-designated standing committee established in accordance with Section 3(a)(58)(A) of the Exchange Act.

Report of the Audit Committee

The audit committee of our board submits the following report on the performance of certain of its responsibilities for the year 2009:

The primary function of our audit committee is oversight of (i) the quality and integrity of our financial statements and related disclosure, (ii) our compliance with legal and regulatory requirements, (iii) the independent registered public accounting firm’s qualifications and independence, and (iv) the performance of our internal audit function and independent registered public accounting firm. Our audit committee acts under a written charter, which was adopted by the audit committee and subsequently approved by our board. We review the adequacy of our charter at least annually. Our audit committee is comprised of the three directors named below, each of whom has been determined by our board to be independent as defined by NYSE independence standards. In addition, our board has determined that each of the members of our audit committee is an audit committee financial expert as defined by SEC rules.

In performing our oversight function, the audit committee reviewed and discussed with management and KPMG LLP, the Company’s independent registered public accounting firm, the audited financial statements of LPS as of and for the year ended December 31, 2009. Management and KPMG LLP reported to us that the Company’s consolidated financial statements present fairly, in all material respects, the consolidated financial position and results of operations and cash flows of LPS and its subsidiaries in conformity with U.S. generally accepted accounting principles. We also discussed with KPMG LLP matters covered by the Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended, as adopted by the Public Company Accounting Oversight Board.

We have received and reviewed the written disclosures and the letter from KPMG LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding their communications with the committee regarding KPMG LLP’s independence, and have discussed with them their independence. In addition, we have considered whether KPMG LLP’s provision of non-audit services to the Company is compatible with their independence.

Finally, we discussed with LPS’s internal auditors and KPMG LLP the overall scope and plans for their respective audits. We met with KPMG LLP during each regularly scheduled audit committee meeting. Our discussions with them included the results of their examinations, their evaluations of LPS’s internal controls and the overall quality of LPS’s financial reporting. Management was present for some, but not all, of these discussions.

Based on the reviews and discussions referred to above, we recommended to our board that the audited financial statements referred to above be included in LPS’s Annual Report on Form 10-K for the year ended December 31, 2009 and that KPMG LLP be appointed independent registered public accounting firm for LPS for 2010.

In carrying out our responsibilities, we look to management and the independent registered public accounting firm. Management is responsible for the preparation and fair presentation of LPS’s financial statements and for maintaining effective internal controls. Management is also responsible for assessing and maintaining the effectiveness of internal controls over the financial reporting process and adopting procedures that are reasonably designed to assure compliance with accounting standards and applicable laws and regulations. The independent registered public accounting firm is responsible for auditing LPS’s annual financial statements and expressing an opinion as to whether the statements are fairly stated in all material respects in conformity with U.S. generally accepted accounting principles. The independent registered public accounting firm performs its responsibilities in accordance with the standards of the Public Company Accounting Oversight Board. Our members are not professionally engaged in the practice of accounting or auditing, and are not experts under the Exchange Act in either of those fields or in auditor independence.

The foregoing report is provided by the following independent directors:

AUDIT COMMITTEE

James K. Hunt (Chair)
John F. Farrell, Jr.
David K. Hunt

Compensation Committee

The members of the compensation committee are David K. Hunt (Chair), Alvin R. (Pete) Carpenter, Philip G. Heasley and James K. Hunt. Each of Messrs. David Hunt, Carpenter, Heasley and James Hunt was deemed to be independent by our board, as required by the NYSE.

In 2009, our compensation committee was composed of Marshall Haines (Chair), Philip G. Heasley and James K. Hunt, each of whom was deemed to be independent by our board, as required by the NYSE. Following Mr. Haines resignation in December 2009, Mr. Carpenter joined the Committee and Mr. Heasley served as Chair on an interim basis until Mr. David Hunt was appointed as Chair of the Committee in February 2010. The compensation committee met seven times in 2009.

The primary functions of the compensation committee, as described in its charter, include overseeing the development and implementation of our compensation and benefit plans and programs, including those relating to compensation for our executive officers; overseeing compliance with regulatory requirements with respect to compensation matters; and evaluating the performance of our chief executive officer. Our compensation committee also advises management on succession planning and other significant human resources matters.

For more information regarding the responsibilities of the compensation committee, please refer to the section of this proxy statement entitled “Compensation Discussion and Analysis and Executive and Director Compensation” beginning on page 11.

Executive Committee

The members of the executive committee are Lee A. Kennedy (Chair), Jeffrey S. Carbiener and Alvin R. (Pete) Carpenter. Mr. Kennedy and Mr. Carbiener are not deemed to be independent because they are employees of the Company. Mr. Carpenter was deemed to be independent by our board. The executive committee did not meet in 2009.

Contacting the Board

Any shareholder or other interested person who desires to contact any member of our board or the non-management members of our board as a group may do so by writing to: Board of Directors, c/o Corporate Secretary,

Lender Processing Services, Inc., 601 Riverside Avenue, Jacksonville, FL 32204. Communications received are distributed by the Corporate Secretary to the appropriate member or members of our board.

Certain Relationships and Related Transactions

Certain Relationships with FIS and FNF

William P. Foley, II, who served as a director and as executive Chairman of the Board of LPS until his retirement on March 15, 2009, also serves as a director and as the executive Chairman of the board of directors of both FIS and FNF. As a result, FNF was a related party until March 15, 2009, although amounts below reflect amounts paid to or received from FNF for the full year ended December 31, 2009. For a description of Mr. Foley’s holdings in LPS stock and his compensation as our Chairman of the Board prior to his retirement, please see the sections entitled “Security Ownership of Certain Beneficial Owners and Management” and “Executive Compensation.”

In addition, our Executive Chairman, Lee A. Kennedy, also served as President and Chief Executive Officer of FIS until October 2009, and as Executive Vice Chairman and a director of FIS until March 2010. As a result, FIS was a related party until March 1, 2010. For information regarding Mr. Kennedy’s compensation as Executive Chairman of the Board and his holdings in LPS stock and options, please refer to the sections entitled “Executive Compensation” and “Security Ownership of Certain Beneficial Owners and Management.” Mr. Kennedy was appointed interim Chairman and Chief Executive Officer of Ceridian Corporation on January 25, 2010, and therefore Ceridian will be a related party for periods during the term of his interim service.

Arrangements with FIS and FNF

From 2005 until the spin-off, the business groups that are now part of our company were operated by FIS as internal divisions or separate subsidiaries within the FIS family of companies and there were inter-company arrangements between our operations and FIS’ other operations for payment and reimbursement for corporate services and administrative matters as well as for services that we and FIS provided to each other in support of our respective customers and businesses. Prior to 2005, business groups that are now part of our company were operated as internal divisions or separate subsidiaries within the FNF family of companies and, through the spin-off date, there were inter-company arrangements between FNF and FIS’s operations (including our operations) pursuant to which we also received from and provided to FNF various corporate administrative and other services in support of our respective customers and businesses. In connection with the spin-off, we entered into written agreements with each of FIS and FNF under which we continue to receive and provide certain of these services. In addition, certain of our subsidiaries are parties to agreements directly with FIS and with FNF covering various business and operational matters. Generally, the terms of our agreements and arrangements with FIS and with FNF have not been negotiated at arm’s length, and they may not reflect the terms that could have been obtained from unaffiliated third parties. However, other than those corporate services and similar arrangements that are priced at cost, which are likely more favorable to us as the service recipient than we could obtain from a third party, we believe that the economic terms of our arrangements with FIS and with FNF are generally priced within the range of prices that would apply in a third party transaction, and are not less favorable to us than a third party transaction would be.

We also entered into certain agreements with FIS specifically to effectuate the spin-off. Although most of FIS’s and our obligations under these agreements have been performed, certain obligations, which are more specifically described below, under the Contribution and Distribution Agreement and the Tax Disaffiliation Agreement remain outstanding.

Arrangements with FIS

Overview

There are various agreements between FIS and us that were entered into in connection with the spin-off. These agreements include:

•	the contribution and distribution agreement;

•	the tax disaffiliation agreement;

•	the corporate and transitional services agreements;

•	the interchange and cost sharing agreements for corporate aircraft; and

•	the lease agreement for office space for FIS in Jacksonville, Florida.

Contribution and Distribution Agreement

The Contribution and Distribution Agreement is the principal agreement relating to the spin-off pursuant to which FIS transferred to us all of our operational assets and properties. Although most of FIS’s and our obligations under the Contribution and Distribution Agreement have been completed, certain obligations remain outstanding.

Access to Information.  Under the Contribution and Distribution Agreement, during the retention period (such period of time as required by a records retention policy, any government entity, or any applicable agreement or law) we and FIS are obligated to provide each other access to certain information, subject to confidentiality obligations and other restrictions. Additionally, we and FIS agree to make reasonably available to each other our respective employees to explain all requested information. We and FIS are entitled to reimbursement for reasonable expenses incurred in providing requested information. We and FIS also agree to cooperate fully with each other to the extent requested in preparation of any filings made by us or by FIS with the SEC, any national securities exchange or otherwise made publicly available. We and FIS each retain all proprietary information within each company’s respective possession relating to the other party’s respective businesses for an agreed period of time and, prior to destroying the information, each of us must give the other notice and an opportunity to take possession of the information. We and FIS agree to hold in confidence all information concerning or belonging to the other for a period of three years following the spin-off.

Indemnification.  Under the Contribution and Distribution Agreement, we indemnify, hold harmless and defend FIS and its subsidiaries, affiliates and representatives from and against all liabilities arising out of or resulting from:

•	The ownership or operation of the assets or properties, or the operations or conduct, of the business transferred to us in connection with the spin-off, whether arising before or after the contribution of the assets to us;

•	Any guarantee, indemnification obligation, surety bond or other credit support arrangement by FIS or any of its affiliates for our benefit;

•	Any untrue statement of, or omission to state, a material fact in FIS’s public filings to the extent it was a result of information that we furnished to FIS, if that statement or omission was made or occurred after the contribution of the assets to us; and

•	Any untrue statement of, or omission to state, a material fact in any of our public filings, except to the extent the statement was made or omitted in reliance upon information about the FIS group provided to us by FIS or upon information contained in any FIS public filing.

FIS indemnifies, holds harmless and defends us and each of our subsidiaries, affiliates and representatives from and against all liabilities arising out of or resulting from:

•	The ownership or operation of the assets or properties, or the operations or conduct, of FIS or any of its subsidiaries and affiliates (other than us and our subsidiaries and the business transferred to us), whether arising before or after the date of the contribution of the assets by FIS;

•	Any guarantee, indemnification obligation, surety bond or other credit support arrangement by us or any of our affiliates for the benefit of FIS;

•	Any untrue statement of, or omission to state, a material fact in any of our public filings about the FIS group to the extent it was as a result of information that FIS furnished to us or which was contained in FIS’s public filings; and

•	Any untrue statement of, or omission to state, a material fact in any FIS public filing, other than to the extent we are responsible as set forth above.

The Contribution and Distribution Agreement specifies procedures with respect to claims subject to indemnification and related matters and provides for contribution in the event that indemnification is not available to an indemnified party. All indemnification amounts are reduced by any insurance proceeds and other offsetting amounts recovered by the party entitled to indemnification.

Tax Disaffiliation Agreement

In connection with the spin-off, we entered into the Tax Disaffiliation Agreement with FIS to set out each party’s rights and obligations with respect to federal, state, local, and foreign taxes for tax periods before the spin-off and related matters. Prior to the spin-off, our subsidiaries were members of the FIS consolidated federal tax return and certain of our subsidiaries were included with FIS companies in state combined income tax returns. Since we and our subsidiaries are no longer a part of the FIS group, the Tax Disaffiliation Agreement allocates responsibility between FIS and us for filing tax returns and paying taxes to the appropriate taxing authorities for periods prior to the spin-off, subject to certain indemnification rights, which generally allocate tax costs to the company earning the income giving rise to the tax. The Tax Disaffiliation Agreement also includes indemnifications for any adjustments to taxes for periods prior to the spin-off and any related interest and penalties, and for any taxes and for any adverse consequences that may be imposed on the parties as a result of the spin-off, as a result of actions taken by the parties or otherwise.

Under the Tax Disaffiliation Agreement:

•	FIS will file all FIS federal consolidated income tax returns, which will include our subsidiaries as members of the FIS group through the spin-off date. FIS will pay all the tax due on those returns, but we will indemnify FIS for the portion of the tax that is attributable to our income and that of our subsidiaries.

•	FIS will share responsibility with us for filing and paying tax on combined state returns that include both our companies and FIS group companies. We will file the return and pay the tax when one of our subsidiaries has the responsibility under applicable law for filing such return. FIS will indemnify us with respect to any state income tax paid by us or any member of our group that is attributable to the income of FIS or its subsidiaries. FIS will file the return and pay the tax for all other combined returns. We will indemnify FIS for any state income taxes paid by FIS but attributable to our income or that of our subsidiaries.

•	We will indemnify FIS for all taxes and associated adverse consequences FIS incurs (including shareholder suits) associated with the spin-off, the preliminary restructuring transactions effected prior to the spin-off, or the debt-for-debt exchange if FIS’ liability for taxes and adverse consequences arising from the imposition of taxes is the result of a breach or inaccuracy of any representation or covenant of any member of our group or is a result of any action taken by any member of our group.

•	FIS will indemnify us for all taxes and associated adverse consequences we incur (including shareholder suits) associated with the spin-off, the preliminary restructuring transactions effected prior to the spin-off, or the debt-for-debt exchange if our liability for taxes and adverse consequences arising from the imposition of taxes is the result of a breach or inaccuracy of any representation or covenant of any member of the FIS group or is a result of any action taken by any member of the FIS group.

•	There are limitations on each group’s ability to amend tax returns if amendment would increase the tax liability of the other group.

Restrictions on Stock Acquisitions and Redemptions of Debt.  In order to help preserve the tax-free nature of the spin-off, we have agreed that we will not engage in any direct or indirect acquisition, issuance or other transaction involving our stock. In addition, we have agreed not to reacquire any of our debt instruments that FIS exchanged in the debt-for-debt exchange. These restrictions are subject to various exceptions, including that (i) we may engage in such transactions involving our stock or debt if we obtain an opinion from a nationally recognized law firm or accounting firm that the transaction will not cause the spin-off to be taxable or (ii) we may obtain the consent of certain officers of FIS to engage in such transactions.

Corporate and Transitional Services Agreements

Prior to the spin-off, FIS provided certain corporate services to us relating to general management, accounting, finance, legal, payroll, human resources, corporate aviation and information technology support services, and we provided certain leased space and information technology support to FIS. In connection with the spin-off, we entered into new agreements, including new corporate and transitional services agreements and other agreements described below, so that we and FIS can continue to provide certain of these services to each other. The pricing for the services to be provided by us to FIS, and by FIS to us, under the corporate and transitional services agreements is on a cost-only basis, with each party in effect reimbursing the other for the costs and expenses (including allocated staff and administrative costs) incurred in providing these corporate services to the other party. The corporate and transitional services terminate at various times specified in the agreements, generally ranging from 12 months to 24 months after the spin-off, but in any event generally are terminable by either party on 90 days’ notice, other than certain IT infrastructure and data processing services, for which the notice of termination may be longer. When the services under these agreements are terminated, we and FIS will arrange for alternate suppliers or hire additional employees for all the services important to our respective businesses. We received $2.4 million with respect to services provided by us to FIS, and we paid $7.7 million in respect of services provided by FIS to us, pursuant to these agreements in 2009.

Interchange and Cost Sharing Agreements for Corporate Aircraft

We entered into an interchange agreement with FIS and FNF with respect to our continued use of the corporate aircraft leased or owned by FIS and FNF, and the use by FNF and FIS of the corporate aircraft leased by us. We also entered into a cost sharing agreement with FNF and FIS with respect to the sharing of certain costs relating to other corporate aircraft that is leased or owned by FNF but used by us and by FIS from time to time. These arrangements provide us with access from time to time to additional corporate aircraft that we can use for our business purposes. The interchange agreement has a perpetual term, but may be terminated at any time by any party upon 30 days’ prior written notice. The cost sharing agreement continues as to us so long as FNF owns or leases corporate aircraft used by us. Under the interchange agreement, we reimburse FIS or FNF, or FIS or FNF reimburses us, for the net cost differential of our use of the aircraft owned or leased by FNF or FIS, and their respective aggregate use of our aircraft. The interchange use and the amounts for which each of us can be reimbursed are subject to Federal Aviation Authority regulations and are the same as would apply to any third party with whom we would enter into an aircraft interchange arrangement. Under the cost sharing agreement, FIS and we each reimburse FNF for 1/3 of the aggregate net costs relating to the aircraft, after taking into account all revenues from charters and other sources. In 2009, we made aggregate payments of $0.8 million and $0.7 million to FNF under the cost sharing agreement and interchange agreement, respectively. We also made aggregate payments of $10,000 to FIS under the aircraft interchange agreement in 2009.

Lease Agreement

In connection with the spin-off, we entered into a lease agreement pursuant to which we lease office space to FIS at our Jacksonville, Florida headquarters campus and provide certain other services including telecommunications and security. This lease continues for a term of 3 years, with an option to renew. The lease provides that the rentable square footage that is leased to FIS may, by mutual agreement, increase or decrease from time to time during the term of the lease. The rent is comprised of a base rate amount equal to $10.50 per rentable square foot plus additional rent equal to FIS’s share of our operating expenses for the entire Jacksonville headquarters campus (subject to certain exclusions). The operating expenses fluctuate from year to year and thus, the amount of the additional rent will also fluctuate. For 2009, the total rent we charged to FIS was $3.0 million, based upon a rate of $24.90 per rentable square foot. This rent amount may increase or decrease in future years depending on our operating expenses and the depreciation relating to the Jacksonville headquarters campus in general.

Arrangements with FNF

Overview

There are various agreements between FNF and us, most of which were entered into, or assigned or transferred to us from FIS, in connection with the spin-off. These agreements include:

•	the corporate and transitional services agreement;

•	the master information technology and application development services agreement;

•	the interchange and cost sharing agreements for corporate aircraft;

•	the real estate management services, lease and sublease agreements;

•	the software license agreement;

•	the issuing agency agreements;

•	the tax services agreements; and

•	the real estate data and support services agreements.

Corporate and Transitional Services Agreement

Prior to the spin-off, FNF, through agreements with FIS, provided certain corporate services to us relating to general management, statutory accounting, claims administration, corporate aviation and other administrative support services. In connection with the spin-off, we entered into a new corporate and transitional services agreement with FNF so that FNF can continue to provide certain of these services for us. The pricing for the services provided by FNF under the FNF corporate and transitional services agreement is on a cost-only basis, in effect reimbursing FNF for the costs and expenses (including allocated staff costs) incurred in providing these corporate services to us. We paid FNF approximately $0.4 million in 2009 with respect to services provided under this agreement. The corporate and transitional services from FNF terminate at various times specified in the agreement, generally ranging from 12 months to 24 months after the spin-off, but in any event generally are terminable by either party on 90 days’ notice, other than limited services for which the notice of termination may be longer. When the services under the agreement with FNF are terminated, we will arrange for alternate suppliers or hire additional employees for all the services important to our businesses.

Master Information Technology and Application Development Services Agreement

In connection with the spin-off, we entered into a new master information technology and application development services agreement. This agreement allows FNF to continue to receive certain software development services from us which we previously provided through agreements between FIS and FNF. The Master Information Technology and Application Development Services Agreement sets forth the specific services to be provided and provides for statements of work and amendment as necessary. We provide the services ourselves or through one or more subcontractors that are approved by FNF, but we are responsible for compliance by each subcontractor with the terms of the agreement. The agreement provides for specified levels of service for each of the services to be provided, and if we fail to provide service in accordance with the agreement, then we are required to correct our failure as promptly as possible at no cost to FNF.

Under the Master Information Technology and Application Development Services Agreement, FNF is obligated to pay us for the services that FNF and its subsidiaries utilize, calculated under a specific and comprehensive pricing schedule. Although the pricing includes some minimum usage charges, most of the service charges are based on actual usage, specifically related to the particular service and the complexity of the technical development and technology support provided by us. We received payments from FNF totaling $29.3 million with respect to services provided under the Master Information Technology and Application Development Services Agreement in 2009.

The Master Information Technology and Application Development Services Agreement is effective for a term of five years from the date of the spin-off unless earlier terminated in accordance with its terms. FNF has the right to renew the agreement for two successive one-year periods by providing a written notice of its intent to renew at least six months prior to the expiration date. Upon receipt of a renewal notice, the parties will begin discussions regarding the terms and conditions that will apply for the renewal period, and if the parties have not reached agreement on the terms by the time the renewal period commences, then the agreement will be renewed for only one year on the terms as in effect at the expiration of the initial term. FNF may also terminate the agreement or any particular statement of work or base services agreement subject to certain minimum fees and prior notice requirements, as specified for each service. In addition, if either party fails to perform its obligations under the agreement, the other party may terminate after the expiration of certain cure periods.

Interchange and Cost Sharing Agreements for Corporate Aircraft

For a description of these agreements and the payments in 2009 made with respect thereto, see the subsection above entitled “— Arrangements with FIS — Interchange and Cost Sharing Agreements for Corporate Aircraft.”

Real Estate Management Services and Lease and Sublease Agreements

In connection with the spin-off, we entered into agreements with FNF so that we can continue to provide building and property management services (including telecommunications services) to FNF and lease office space to and from FNF at our Jacksonville headquarters campus.

Property Management for FNF.  We entered into a new property management agreement with FNF, pursuant to which we continue to act as property manager for “Building V” located at our Jacksonville headquarters campus, which is leased to FNF. Under this agreement, we receive an annual management fee equal to $16.92 per rentable square foot per annum, payable in arrears and paid in monthly installments. The property management agreement has a term of 3 years with rights to renew for successive one-year periods thereafter. We received $2.6 million from FNF for these services in 2009.

Lease and Sublease at Jacksonville Headquarters Campus.  We also entered into a new lease with FNF pursuant to which we lease office space to FNF at our Jacksonville headquarters campus and provide certain other services including telecommunications and security. We also entered into a new sublease with FNF pursuant to which we sublease from FNF certain office space (including furnishings) in an office building known as “Building V” located at our Jacksonville headquarters campus, which is leased to FNF. Both the lease and the sublease have a term of 3 years with rights to renew for successive one-year periods thereafter. The rent under this lease and this sublease is calculated in the same manner and at the same rate per rentable square foot as applies to our lease of office space to FIS at our Jacksonville headquarters campus. The rent is comprised of a base rent amount equal to $10.73 per rentable square foot plus additional rent equal to FNF’s share of our operating expenses for the entire Jacksonville headquarters campus (subject to certain exclusions). The operating expenses fluctuate from year to year and thus, the amount of the additional rent will also fluctuate. For 2009, the total rent charged to FNF under the lease, and the total rent charged to us under the sublease, was $27.64 per rentable square foot. The amount of the rent may increase or decrease in future years depending on our operating expenses and the depreciation relating to our Jacksonville headquarters campus in general. In addition to our rent for office space, under the sublease we also pay rent for office furnishings for that space. In 2009, FNF made lease payments aggregating $1.2 million to us under the lease, and we made payments aggregating $2.0 million to FNF under the sublease.

Software License Agreement

We license software to FNF under a license agreement for a package of our software known as “SoftPro.” SoftPro is a series of software programs and products that have been and continue to be used by FNF’s title insurance company subsidiaries. We receive monthly fees from FNF based on the number of workstations and the actual number of SoftPro software programs and products used in each location. In 2009, we received $15.3 million from FNF for these licenses.

Issuing Agency Agreements

Certain of our subsidiaries are party to issuing title agency agreements with two of FNF’s title insurance company subsidiaries. Under these agreements, we act as title agents for the FNF title insurance company subsidiaries in various jurisdictions. Our title agency appointments under these agreements are not exclusive; the FNF title insurance subsidiaries each retain the ability to appoint other title agents and to issue title insurance directly. Subject to certain early termination provisions for cause, each of these agreements may be terminated upon five years’ prior written notice, which notice may not be given until after the fifth anniversary of the effective date of the agreement (thus effectively resulting in a minimum ten year term). We entered into the issuing agency contracts between July 2004 and August 2006. In 2009, we earned $291.1 million in commissions under these agency agreements, representing a commission rate in 2009 of approximately 88% of premiums earned.

Tax Services Agreements

We provide tax services to FNF title insurers pursuant to several tax service agreements. Under these agreements, we provide tax certificates to FNF title companies for closings in Texas, using a computerized tax service that allows the companies to access and retrieve information from our computerized tax plant. In 2009, we received $3.7 million for our services.

Real Estate Data and Support Services Agreements

We also provide various real estate and title related services to FNF and its subsidiaries, and FNF and its subsidiaries provide various real estate related services to us, under a number of agreements. The significant agreements are briefly described below.

Real Estate Data Services.  We provide real estate information to various FNF entities, consisting principally of data services required by the title insurers. We will continue to provide these services, subject to FNF’s continued need for such services. We earned $3.0 million from these services in 2009.

Flood Zone Determination Agreements.  We provide flood zone determination services to FNF pursuant to two flood zone determination agreements. Under the agreements, we make determinations and reports regarding whether certain properties are located in special flood hazard areas. In 2009, we received $0.2 million for our services. The initial terms of the agreements expired on September 1, 2009 and December 31, 2009, respectively, but the agreements are automatically renewed for successive one year terms unless either party gives notice of non-renewal at least 30 days prior to the agreement’s expiration date (as it may have been extended).

Title Plant Access and Title Production Services Agreements.  We are party to a national master services agreement with a subsidiary of FNF relating to title plant access relating to real property located in various states. Under this agreement, we receive online database access, physical access to title records, use of space, image system use, and use of special software. We pay a monthly fee (subject to certain minimum charges) based on the number of title reports or products we order as well as fees for the other services we receive. The agreement has a term of 3 years beginning in November 2006 and is automatically renewable for successive 3 year terms unless either party gives 30 days’ prior written notice. FNF has also provided title production services to us under a title production services agreement, pursuant to which we pay for services based on the number of properties searched, subject to certain minimum use. The title production services agreement can be terminated by either party upon 30 days’ prior written notice. In 2009, we paid $4.8 million for these services and access.

FNRES Holdings, Inc.

On December 31, 2006, FNF contributed $52.5 million to FNRES Holdings, Inc., which at that time was an FIS subsidiary and which we refer to as FNRES, for approximately 61% of the outstanding shares of FNRES. In June 2008, FIS contributed its remaining 39% equity investment in FNRES to us in the spin-off. On February 6, 2009, we completed a sale of all of our interest in Investment Property Exchange Services, Inc. (“IPEX”) to FNF in exchange for the remaining 61% of the equity interests of FNRES. As a result of this transaction, FNRES, which we subsequently renamed LPS Real Estate Group, Inc., is now our wholly-owned subsidiary.

FNF and certain of its subsidiaries, and Cyberhomes, LLC, a subsidiary of FNRES, were also parties to a personal property lease pursuant to which FNF leased personal property to Cyberhomes in 2009. We made aggregate lease payments of $1.0 under this agreement in 2009. In November 2009, we and FNF agreed to terminate the personal property lease and we purchased the personal property leased thereunder for a payment of $2.7 million.

Fidelity National Title Group, a subsidiary of FNF (“FNT”), and Cyberhomes, LLC, a subsidiary of FNRES, are parties to a user agreement pursuant to which FNT may use Cyberhomes’ Local Ads Service. FNT pays us standard monthly fees on a per ad basis under this agreement. The agreement is month to month, and may be terminated by either party at the end of the current monthly period. In 2009, we received $0.2 million for services we provided to FNT under this agreement.

FNF and FNRES are party to a TransactionPoint Support Services Agreement, pursuant to which FNRES provides technology support services for FNF’s customers that use FNRES’s TransactionPoint transaction management platform. As part of the support services, FNRES provides product strategy and enhancements, custom development for FNF’s customers based upon statements of work, as well as back up of all system files and data. FNF pays FNRES a monthly support fee of $80,000. We received $0.9 million under this agreement in 2009.

LPS Capital Markets

In February 2009, our subsidiary LPS Capital Markets, LLC entered into an engagement with a law firm representing FNT in connection with matters relating to FNT’s review of loan files with respect to issues related to title policy claims. The engagement letter provided for compensation for our services at our regular billing rates, plus reimbursement of costs and expenses. We received payments totaling $7.0 million from FNT in connection with this engagement.

Review, Approval or Ratification of Transactions with Related Persons

Our audit committee charter requires our audit committee to review and approve all transactions to which we are a party and in which any director and/or executive officer of ours has a direct or indirect material interest (other than an interest arising solely as a result of their position as a director or executive officer of the Company). This policy covers all transactions required to be disclosed in this related party transactions section of the proxy statement. The committee makes these decisions based on its consideration of all relevant factors. The review may be before or after the commencement of the transaction. If a transaction is reviewed and not approved or ratified, the committee may recommend a course of action to be taken. The provision of our audit committee charter described above is in addition to and does not supersede any other applicable company policies or procedures, including our Code of Conduct.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16 of the Securities Exchange Act of 1934, as amended, requires the Company’s executive officers and directors to file reports of their ownership, and changes in ownership, of the Company’s common stock with the SEC. Executive officers and directors are required by the SEC’s regulations to furnish the Company with copies of all forms they file pursuant to Section 16 and the Company is required to report in this Proxy Statement any failure of its directors and executive officers to file by the relevant due date any of these reports during fiscal year 2009. Based solely upon a review of these reports, we believe that during 2009, all of our directors and officers complied with the requirements of Section 16(a), except that John F. Farrell, Jr., Todd C. Johnson and Eric D. Swenson each filed one late report due to an administrative error.

SHAREHOLDER PROPOSALS

Any proposal that a shareholder wishes to be considered for inclusion in the Proxy and Proxy Statement relating to the Annual Meeting of Shareholders to be held in 2011 must be received by the Company no later than December 6, 2010. Any other proposal that a shareholder wishes to bring before the 2011 Annual Meeting of Shareholders without inclusion of such proposal in the Company’s proxy materials must be received by the Company no earlier than January 20, 2011, and no later than February 19, 2011. All proposals must comply with the applicable requirements or conditions established by the SEC and the Company’s bylaws, which require, among other things, certain information to be provided in connection with the submission of shareholder proposals. All proposals must be directed to the Corporate Secretary of the Company at 601 Riverside Avenue, Jacksonville, Florida 32204. The persons designated by us as proxies in connection with the 2011 Annual Meeting of Shareholders will have discretionary voting authority with respect to any shareholder proposal for which the Company does not receive timely notice.

OTHER MATTERS

The Company knows of no other matters to be submitted at the meeting. If any other matters properly come before the meeting, the enclosed proxy card confers discretionary authority on the persons named in the enclosed proxy card to vote as they deem appropriate on such matters. It is the intention of the persons named in the enclosed proxy card to vote the shares in accordance with their best judgment.

AVAILABLE INFORMATION

The Company files Annual Reports on Form 10-K with the SEC. A copy of the Annual Report on Form 10-K for the fiscal year ended December 31, 2009 (except for certain exhibits thereto), including our audited financial statements and financial statement schedules, may be obtained, free of charge, upon written request by any shareholder to Lender Processing Services, Inc., 601 Riverside Avenue, Jacksonville, Florida 32204, Attention: Investor Relations. Copies of all exhibits to the Annual Report on Form 10-K are available upon a similar request, subject to reimbursing us for our expenses in supplying any exhibit.

By Order of the Board of Directors

Jeffrey S. Carbiener
President and Chief Executive Officer

Dated: April 5, 2010

LENDER PROCESSING SERVICES, INC.
601 RIVERSIDE AVENUE
JACKSONVILLE, FL 32204
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	M22894-P88858	KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.		DETACH AND RETURN THIS PORTION ONLY

LENDER PROCESSING SERVICES, INC.			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends that you vote FOR the following:

Vote on Directors

1.	Election of Directors		☐	☐	☐

Nominees:

	01)	Jeffrey S. Carbiener
	02)	Alvin R. (Pete) Carpenter
	03)	John F. Farrell, Jr.

Vote on Proposal

The Board of Directors recommends you vote FOR the following proposal:	For	Against	Abstain

2. To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the 2010 fiscal year.	☐	☐	☐

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

YOUR VOTE IS IMPORTANT!
You can vote in one of three ways:
1.	Call toll-free 1-800-690-6903 on a Touch-Tone telephone and follow the instructions on the reverse side. There is NO CHARGE to you for this call.
or
2.	Vote by Internet at our Internet Address: www.proxyvote.com
or
3.	Mark, sign and date your proxy card and return it promptly in the enclosed envelope.
PLEASE VOTE
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M22895-P88858

LENDER PROCESSING SERVICES, INC.
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 20, 2010
The undersigned hereby appoints Lee A. Kennedy and Jeffrey S. Carbiener, and each of them, as Proxies, each with full power of substitution, and hereby authorizes each of them to represent and to vote, as designated on the reverse side, all the shares of common stock of Lender Processing Services, Inc. held of record by the undersigned as of March 22, 2010, at the Annual Meeting of Shareholders to be held at 10:00 a.m., Eastern time in the Peninsular Auditorium at 601 Riverside Avenue, Jacksonville, FL 32204 on May 20, 2010, or any adjournment thereof.
This instruction and proxy card is also solicited by the Board of Directors of Lender Processing Services, Inc. (the “Company”) for use at the Annual Meeting of Shareholders on May 20, 2010 at 10:00 a.m., Eastern time from persons who participate in either (1) the Lender Processing Services, Inc. 401(k) Profit Sharing Plan (the “401(k) Plan”), or (2) the Lender Processing Services, Inc. Employee Stock Purchase Plan (the “ESPP”), or (3) both the 401(k) Plan and the ESPP.
By signing this instruction and proxy card, the undersigned hereby instructs Wells Fargo Bank Minnesota, N.A., Trustee for the 401(k) Plan and the ESPP, to exercise the voting rights relating to any shares of common stock of Lender Processing Services, Inc. allocable to his or her account(s) as of March 22, 2010. For shares voted by mail, this instruction and proxy card is to be returned to the tabulation agent (Lender Processing Services, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717). All voting instructions for shares in the 401(k) Plan or the ESPP, whether voted by mail, telephone or internet, must be received by 11:59 PM on May 17, 2010. For the 401(k) Plan, the Trustee will tabulate the votes from all participants received by the deadline and will determine the ratio of votes for and against each item. The Trustee will then vote all shares held in the 401(k) Plan according to these ratios. For the ESPP, the Trustee will vote only those shares that are properly voted by ESPP participants.